Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
FARO Technologies, Inc.
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FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2018

March 29, 2018
To our shareholders:
You are cordially invited to attend the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc. (the “Company,” “FARO,” “we,” “us” or “our”) on May 11, 2018 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746. At the Annual Meeting, shareholders will vote on the following matters:

1.
the election of three directors, Lynn Brubaker, Jeffrey A. Graves, Ph.D., and Simon Raab, Ph.D., to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2021;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2018;

3.	a non-binding resolution to approve the compensation of our named executive officers;

4.	the approval of amendments to our 2014 Incentive Plan; and

5.	any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.
Holders of record of FARO common stock at the close of business on March 16, 2018 are entitled to vote at the Annual Meeting.
FARO is pleased to be providing access to our proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders over the Internet. On or about March 29, 2018, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and the proxy statement. We believe this method allows us to provide you with the information you need more expeditiously, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions on the Notice and in the proxy statement so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you would like to do so.
Thank you for your continued support.

By Order of the Board of Directors,

JODY S. GALE
Senior Vice President, General Counsel and Secretary

2018 Proxy Statement Summary
The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well our 2017 Annual Report on Form 10-K.
Annual Meeting of Shareholders

May 11, 2018, 9:00 a.m. Eastern Time	Record Date: March 16, 2018
FARO Technologies, Inc.
250 Technology Park, Lake Mary, Florida 32746
Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations

Election of the following persons as directors:

• Lynn Brubaker	FOR
• Jeffrey A. Graves, Ph.D.	FOR
• Simon Raab, Ph.D.	FOR
Ratification of Grant Thornton LLP as Auditors for 2018	FOR
Non-binding vote to approve the compensation of our named executive officers	FOR
Approval of amendments to our 2014 Incentive Plan	FOR
2017 Highlights
Our total sales increased $35.3 million, or 10.9%, to $360.9 million for the year ended December 31, 2017 from $325.6 million for the year ended December 31, 2016. This increase reflected improved growth in both product and service revenue as we have continued to grow our global sales force consistent with our strategy. Gross profit increased by $26.6 million, or 15.0%, to $204.6 million for the year ended December 31, 2017 from $178.0 million for the year ended December 31, 2016.
We began undertaking several important strategic initiatives in 2016 that we believe will drive our long-term growth and profitability, including reorganizing our business to align our sales, marketing, product management and research and development around specific vertical markets and to better define our end market applications; modernizing our sales process to improve the efficiency of our sales organization by supplementing our current direct sales approach of conducting on-site demonstrations with multimedia, web-based demonstrations and cloud-based customer relations development; accelerating and maintaining a consistent schedule of new product introductions; and reorganizing all functions, processes and people to a harmonized global mindset to improve operational efficiencies. Our vertical approach, coupled with our continued investment in our global sales force, release of new products and cost optimization represent important steps towards our long-term financial objectives. We successfully completed these strategic initiatives during 2017. We achieved numerous milestones in 2017 involving significant product launches, sales force growth and acquisitions:
Product innovation – In 2017, we launched several new products including:

◦
FARO QuantumS FaroArm® - This introduction is certified to ISO 10360 - 12:2016. The QuantumS tests to the International Electrical Commission (IEC 60068-2) standards for shock, vibration and temperature stress relief of electro-mechanical or electronic equipment and devices.

◦
FARO FocusS 70 - This addition to the FARO Focus laser scanner portfolio provides industrial grade performance, which includes an Ingress Protection Rating for use in high particulate and wet weather conditions, high dynamic range imaging and extended temperature range.

◦
FARO FocusM 70 - This addition to the FARO Focus laser scanner portfolio provides an entry point for all professional users considering laser scanning in the Construction Building Information Modeling - Construction Information Management and Public Safety Forensics markets.

◦
FARO VantageS and VantageE Laser Trackers - The VantageS is intended for short-to-long range measurement applications of up to 80 meters, while the VantageE supports short-to-medium range applications of up to 25 meters.

◦	FARO PointSense 18.0 Software Suite – This software platform delivers seamless integration into the latest 2018 AutoCAD® and Revit® (registered trademarks of Autodesk) design tools.

◦
FARO CAM2 Measure 10.5 – This software platform provides users with streamlined analysis and visual reporting. Workflow efficiencies are enhanced through programming data analysis to reduce required training time and minimize operator errors.

◦
FARO Zone – This platform enables investigators to move fluidly between two dimensional and three dimensional (“3D”) environments for public safety professionals. The application is used for presentations in courtroom exhibits, and enhances the ability of public safety professionals to plan for and respond to emergencies by creating accurate representations of real-world locations within local communities.

◦
FARO SCENE 7.0 – This software platform includes the quality and functionality of SCENE 6.2, such as automatic object recognition, scan registration and position. It adds additional functionality by enabling 3D scan data, whether it be from a single scan or multiple scans in process simultaneously, to be wirelessly transmitted directly to an onsite computer workstation in real time.

Global Sales Force – In 2017, consistent with our strategic initiative to drive sales growth, our worldwide period-ending selling headcount increased by 95, or 17.7%, to 631 at December 31, 2017 from 536 at December 31, 2016.
Acquisition – During 2017, we acquired Instrument Associates, LLC d/b/a Nutfield Technology (“Nutfield”), which is located in Hudson, New Hampshire. Nutfield specializes in the design and manufacture of advanced galvanometer-based optical scanners, scan heads and laser kits. The acquisition, which was completed in April 2017 for a total purchase price of approximately $5.5 million, supports our long-term strategy to expand our presence in key markets and improve our existing product lines with innovative technology.
Expansion of Board of Directors
On December 11, 2017, our Board of Directors approved an increase in the size of our Board of Directors from six directors to eight directors. In connection with the increase in size, Jeffrey A. Graves, Ph.D. and Yuval Wasserman were appointed to our Board of Directors. Dr. Graves and Mr. Wasserman were also appointed to each of the Audit Committee, the Operational Audit Committee, the Compensation Committee and the Governance and Nominating Committee of our Board of Directors.
Compensation Highlights
The compensation our named executive officers earned in 2017 reflects both our financial performance in 2017 as well as the substantial efforts contributed by our executive officers to successfully execute our remaining Going Vertical in Harmony reorganization and other strategic initiatives, as described in our Compensation Discussion and Analysis and as reflected in the Summary Compensation Table in this proxy statement.

•	We did not meet all of the financial goals we set for ourselves and, thus, did not meet the minimum payout thresholds under our 2017 short-term incentive plan.

•
However, in recognition of the significant efforts required from our employees to successfully execute our Going Vertical in Harmony reorganization and other strategic initiatives, as described in “Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee approved a discretionary cash bonus to our employees entitled to receive bonuses, including our named executive officers, of approximately 23% of their target short-term incentive compensation, as adjusted for their individual performance factor.

Corporate Governance
Our corporate governance policies reflect many components of what are widely considered to be best practices:

•
Our Board of Directors consists of eight members, comprised of seven independent directors and our Chief Executive Officer. Only the independent directors serve on the Audit, Compensation, Governance and Nominating, and Operational Audit Committees.

•	Executive sessions of the independent directors are held at each in-person Board meeting.

•	Hedging and pledging of our securities are prohibited for all directors and executive officers.

•
Significant stock ownership requirements are in place for directors and executive officers. Under these guidelines, our Chief Executive Officer is required to own stock having a value equal to at least six times his annual base salary, the other executive officers are required to own stock having a value equal to at least two times their respective annual base salaries and our non-employee directors are required to own stock having a value equal to at least $300,000.

•	Our clawback policy applies to executive officers’ performance-based incentive compensation in the event of a restatement of our financial statements due to misconduct.

•	We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections.
Shareholder Engagement
We believe that building positive relationships with our shareholders is critical to our long-term success. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively engaging with our shareholders in discussing our business and operations. For this reason, our management team regularly offers to, and frequently does, meet with shareholders to discuss our quarterly and annual results, operations and other topics of interest to shareholders, including executive compensation matters.
We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2017, with approximately 99% of the votes cast voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

PROXY STATEMENT FOR
2018 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 11, 2018 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746, and at any adjournment or postponement of the Annual Meeting. The telephone number at our principal executive offices is (407) 333-9911.
In accordance with the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials primarily by furnishing the proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder. On or about March 29, 2018, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the Proxy Statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the Proxy Statement, on a website referred to in the Notice and this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials, including the Proxy Statement and annual report to shareholders, over the Internet, how to request paper copies of the proxy materials and how shareholders can submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.
Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.
This Proxy Statement and our 2017 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available to shareholders at: www.proxyvote.com. Our 2017 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following matters:

1.
the election of three directors, Lynn Brubaker, Jeffrey A. Graves, Ph.D., and Simon Raab, Ph.D., to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2021;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2018;

3.	a non-binding resolution to approve the compensation of our named executive officers; and

4.	the approval of amendments to our 2014 Incentive Plan.
Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.
Why am I receiving these materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. These proxy materials were first sent or made available to shareholders on or about March 29, 2018.
What is included in these proxy materials?
These proxy materials include:

•	The Notice of 2018 Annual Meeting of Shareholders;

•	This Proxy Statement for the Annual Meeting; and

•	Our 2017 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 21, 2018 (the “Annual Report”).
If you requested printed versions of the proxy materials by mail, we will also include the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we are sending a Notice to the majority of our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy of the proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our cost associated with the physical printing and mailing of materials.
I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings, and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards if they received a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the Notice, Proxy Statement and/or Annual Report and would like to receive only one copy, shareholders may write or call us at the following:
FARO TECHNOLOGIES, INC.
Attn: Nancy Setteducati
250 Technology Park
Lake Mary, Florida 32746
1-800-736-0234
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by e-mail.
Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on, or accessible through, this website or our website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by e-mail will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What is a proxy?
A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board has designated two of our officers, Dr. Simon Raab, our President and Chief Executive Officer (“CEO”), and Jody S. Gale, our Senior Vice President, General Counsel and Secretary, as proxies for the Annual Meeting.
Who is entitled to vote?
Holders of our common stock outstanding as of the close of business on March 16, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.
If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward a Notice or, if applicable, a printed set of these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.
Who can attend the Annual Meeting?
All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name,” you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admission to the Annual Meeting. Shareholders must also present a form of personal photo identification to be admitted to the Annual Meeting.

How do I vote?
If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:

•	over the Internet, through the website shown on your Notice or proxy card;

•	by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions; or

•	If you received a printed set of proxy materials, by mailing your signed proxy card in the postage paid envelope provided.
If your shares are held in street name, your bank or brokerage firm will forward a Notice or, if applicable, a printed set of these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the Notice or voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.
If you are a registered shareholder and you attend the Annual Meeting, you may deliver a completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or legal proxy from their record holder to do so.
How many shares must be present to hold the meeting?
A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 16,952,567 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN,” properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.
Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).
If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy, at the meeting may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.
How many shares must be present to consider each matter at the Annual Meeting?
The presence, in person or by proxy, of a majority of the votes entitled to be cast on a specific proposal will constitute a quorum for that proposal. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. Shares that are voted “ABSTAIN” or properly executed proxy cards or voting instruction cards that are returned without voting instructions will be counted as present for the purpose of determining whether the quorum requirement is satisfied for all proposals at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to your bank or broker, your shares will not affect the determination of whether a quorum exists for Proposals 1, 3 or 4, but your shares will be counted as present for the purpose of determining whether the quorum requirement is satisfied for Proposal 2.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What is the effect of not voting?
If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of Lynn Brubaker, Jeffrey A. Graves, Ph.D., and Simon Raab, Ph.D. to the Board of Directors;

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2018;

•	FOR the approval of the compensation of our named executive officers; and

•	FOR the approval of amendments to our 2014 Incentive Plan.
If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of any proposal.
If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors, Proposal 3—Advisory Vote on Executive Compensation or Proposal 4—Approval of Amendments to our 2014 Incentive Plan, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.
Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.
Can I change my vote after I return my proxy card or vote by telephone or the Internet?
Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•	voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 10, 2018;

•	giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	voting in person at the Annual Meeting.
Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.
If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.
What are the Board’s recommendations on the proposals?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of the three nominees for director, Lynn Brubaker, Jeffrey A. Graves, Ph.D., and Simon Raab, Ph.D., each with a three-year term expiring at the Annual Meeting of Shareholders in 2021;
Proposal 2—FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2018;
Proposal 3—FOR the approval of the compensation of our named executive officers; and
Proposal 4—FOR the approval of the amendments to our 2014 Incentive Plan.
What vote is required to elect the director nominees?
The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the three nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no impact on either the determination of a quorum for the election of directors or the outcome of the election.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.
How many votes are required to approve the non-binding resolution on the compensation of the Company’s named executive officers?
The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.
How many votes are required to approve the amendments to the Company’s 2014 Incentive Plan?
The approval of the amendments to our 2014 Incentive Plan requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.
Are there any other items to be discussed during the Annual Meeting?
We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.
Who will count the vote?
Broadridge Financial Solutions, Inc. will count the vote and will serve as the inspector of election.
Who pays to prepare, mail, and solicit the proxies?
Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, none of whom will receive additional compensation for such solicitations. We will bear the cost of soliciting proxies. Arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of our common stock, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Will I receive a copy of the Annual Report?
You may obtain a copy of the Annual Report by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.
Where can I find Corporate Governance materials for the Company?
Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the Charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of our Board of Directors are published on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” We are not including the information contained on or accessible through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

PROPOSAL 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF LYNN BRUBAKER, JEFFREY A. GRAVES, PH.D., AND SIMON RAAB, PH.D. TO THE BOARD OF DIRECTORS.
The Board is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of eight members. Three directors have terms that expire at the Annual Meeting, three directors have terms that expire at the 2019 Annual Meeting of Shareholders, and two directors have terms that expire at the 2020 Annual Meeting of Shareholders.
We do not know of any reason why any nominee would be unable or, if elected, would decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.
The three nominees for director, Lynn Brubaker, Jeffrey A. Graves, Ph.D., and Simon Raab, Ph.D., are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2021 Annual Meeting of Shareholders. The remaining five directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.
Directors are elected by a plurality of the votes cast, meaning that the three nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. If you received a printed set of proxy materials, shares voted by the accompanying proxy card will be voted “FOR” Lynn Brubaker, Jeffrey A. Graves, Ph.D., and Simon Raab, Ph.D., unless the proxy card is marked to withhold authority. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election. We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections, which requires such director nominees to tender their resignation to the Board following certification of the shareholder vote. The Governance and Nominating Committee will then act to determine whether to accept the director’s resignation and submit such recommendation for prompt consideration by the Board.
The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.
Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Lynn Brubaker	60	2009	2021	Director and Nominee
Jeffrey A. Graves, Ph.D.	56	2017	2021	Director and Nominee
Simon Raab, Ph.D.	65	1982	2021	Director and Nominee
Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 35 years’ experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has over 15 years of Board experience and over ten years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy and business development. She is currently a director of Hexcel Corporation, a New York Stock Exchange-listed company in leading advanced materials and technology, The Nordam Group, a private aerospace company in high technology manufacturing and repair, and QinetiQ Group plc, a London Stock Exchange–listed leading research and technology company. Ms. Brubaker also serves as the Chairwoman of the Compensation Committee of The Nordam Group. Ms. Brubaker previously served on the board of directors of Force Protection, Inc., a developer and manufacturer of military survivability technology listed on the Nasdaq Stock Market (“Nasdaq”) from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, Inc., retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Prior to

Honeywell International, Ms. Brubaker held a variety of management positions with McDonnell Douglas Corporation, Northwest Airlines Corporation, and ComAir Limited. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.
Relevant experience and skills: sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, and audit, nominating and compensation committee experience.
Jeffrey A. Graves Ph.D. has served as a director of the Company since December 2017. Dr. Graves has served as President and Chief Executive Officer and a director of MTS Systems Corporation, a leading global supplier of high-performance test systems and sensors, since May 2012. From July 2005 to May 2012, he served as President, Chief Executive Officer and a director of C&D Technologies, Inc., a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market. Dr. Graves previously served in various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; and prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Hexcel Corporation and Teleflex Incorporated since 2007.
Relevant experience and skills: senior operations and engineering management, executive and financial management, and research and development management.
Simon Raab, Ph.D. is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Dr. Raab has served as our President and Chief Executive Officer since December 2015. Dr. Raab previously served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Dr. Raab also serves as a director of two privately-held companies: Cynvenio Biosystems, Inc. and True Vision Systems, Inc. Dr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.
Relevant experience and skills: executive management, technology, manufacturing, international operations, sales and marketing management, and research and development management.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
John E. Caldwell	68	2002	2019	Director
John Donofrio	56	2008	2019	Director
Yuval Wasserman	63	2017	2019	Director
Stephen R. Cole	66	2000	2020	Director
Marvin R. Sambur, Ph.D.	72	2007	2020	Director

John E. Caldwell has been a director of the Company since 2002. In March 2011, Mr. Caldwell retired as President and Chief Executive Officer and from the board of directors of SMTC Corporation, a publicly-held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange (“TSX”). Mr. Caldwell had served as President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board of Directors from October 2002 to September 2003; in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001; and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Also, for the past several years, Mr. Caldwell has been an instructor on board risk oversight for the Institute of Corporate Directors in Canada. Mr. Caldwell is currently Chairman of the Board of Advanced Micro Devices, Inc., an innovative semiconductor provider, where he has served as a director since 2006. Mr. Caldwell has also been a director of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Chartered Professional Accountant.
Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, and audit committee experience.
John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio currently serves as Executive Vice President and General Counsel of Johnson Controls International plc, a global diversified and multi-industrial leader. Before joining Johnson Controls International, Mr. Donofrio was Vice President, General Counsel and Secretary of Mars, Incorporated, a global food manufacturer, from October 2013 until November 2017. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a global engineering and construction company, from October 2009 until February 2013 and Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation, a global automotive supplier, from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell International , Mr. Donofrio was Vice President for Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.
Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.
Yuval Wasserman has served as a director of the Company since December 2017. Mr. Wasserman has served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, since October 2014. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc. from 2010 to 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow.
Relevant experience and skills: senior operations and engineering management, executive and financial management, and research and development management.
Stephen R. Cole has been a director of the Company since 2000 and has served as Lead Director since 2005. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation. From June 2010 to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited, and since May 2013 has been a Senior Advisor to Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently a director and chairman of the compensation committee of Westaim Corporation, a TSX Venture Exchange listed company. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX-listed company, where he also served as chairman of the audit committee. Mr. Cole has also held a position as an advisory committee member or director of various private companies and charitable and professional organizations.
Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, and corporate governance.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of ITT Defense, a $2+ billion group with over 10,000 employees. From 2001 until 2005, Dr. Sambur served as Assistant Secretary of the United States Air Force for Acquisition and Research. In this position, Dr. Sambur formulated and executed a $220 billion Air Force investment strategy to acquire systems and support services. In 2015, Dr. Sambur retired from his position as Professor of the Practice at the University of Maryland’s Clark School of Engineering, a position he had held since 2005. He previously retired as the President and CEO of Burdeshaw Associates, a global defense/aerospace consulting company where he served from September 2012 to May 2013. Dr. Sambur is currently serving as the President of the Raptor Group, providing global consulting services on systems engineering issues. Dr. Sambur previously served on several Government Advisory Boards, including the U.S. Air Force Scientific Advisory Board and the National Academies of Sciences Air Force Studies Board. Dr. Sambur received a Ph.D. from MIT in Electrical Engineering. Dr. Sambur has had over 100 papers published in referred journals on signal processing and Systems Engineering, and he developed the Master of Science in Systems Engineering program for The Clark School of Engineering at the University of Maryland.
Relevant experience and skills: senior operations and engineering management, high-level executive and financial management, research and development management, government acquisitions management, and international negotiations.

CORPORATE GOVERNANCE AND BOARD MATTERS
Role and Risk Oversight of the Board of Directors
The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):

•	reviews and approves operating, organizational, financial and strategic plans;

•	reviews our operational, financial and strategic performance;

•	oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	oversees our global risk management;

•	establishes corporate governance standards;

•	selects, evaluates and compensates our executive officers, including the CEO;

•	oversees and evaluates senior management performance and compensation; and

•	plans for effective development and succession of the CEO and senior management.
In its oversight of our global risk management, the Board reviews the overall risk exposure of the Company and discusses with management our risk assessment, including management’s role to identify, monitor, control and report risk exposure. In addition, as part of its review of our strategic plans, the Board reviews all major risks that could materially adversely affect the Company, including strategic, operational, financial, organizational and compliance risks. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.
Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions. The Chairman is an invited guest to all Board committee meetings in which his presence would not present a conflict of interest.
The Audit Committee focuses on significant risks associated with financial exposures. The Compensation Committee particularly reviews risks related to our compensation policies and practices. The Operational Audit Committee focuses on significant risks associated with our operational performance. The Governance and Nominating Committee focuses on risks relating to our corporate governance structure and practices.
Leadership Structure of the Board of Directors
The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chairman of the Board and CEO have been held by two different people and, at other times, the positions have been combined and held by the same person. Currently, Simon Raab, Ph.D., one of our founders and our President and Chief Executive Officer, also serves as Chairman of the Board. The independent members of the Board have elected Stephen R. Cole, an independent director, to serve as the Lead Director.
The President, CEO and Chairman of the Board and the Lead Director set the agenda for Board meetings with input from all other directors. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.
The President, CEO and Chairman of the Board and the Lead Director together set the schedule of Board meetings and, together with the Governance and Nominating Committee, provide advice to the Board and the other members of Company management with respect to corporate governance and recommend to the Board the composition of each of the Board committees.
The Lead Director facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the performance of the CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.
As earlier noted, executive sessions of independent directors are held at each regularly-scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Lead Director, with input from the independent directors, prepares the agenda for executive sessions of the independent directors, although all independent directors are invited to raise any matters for discussion. The Lead Director presides over the executive sessions of the independent directors.
We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.
Director Independence
We are required to comply with Nasdaq’s listing standards, including its corporate governance rules. Nasdaq rules require the Board to be comprised of a majority of independent directors, as that term is defined by the Nasdaq Stock Market Rules.
The Board has affirmatively determined that Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D., Marvin R. Sambur, Ph.D., and Yuval Wasserman are independent directors, as defined by the Nasdaq Stock Market Rules. The Board has determined that Dr. Raab is the only director who is not independent, because he is the President and CEO of the Company. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Board Meetings and Committees
The Board of Directors held six meetings during 2017. Each of our directors then in office attended all of the applicable regular meetings of the Board and of the committees on which he or she served during 2017. In addition, the independent directors met in executive session without the presence of management at each regular Board meeting in 2017 and when deemed appropriate at other meetings of the Board and of the committees. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of our directors then in office attended the 2017 Annual Meeting of Shareholders in person.
The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each committee is comprised of all of our independent Board members.
The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
Lynn Brubaker John E. Caldwell Stephen R. Cole* John Donofrio Jeffrey A. Graves, Ph.D. Marvin R. Sambur, Ph.D. Yuval Wasserman	Lynn Brubaker John E. Caldwell Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Marvin R. Sambur, Ph.D.* Yuval Wasserman	Lynn Brubaker John E. Caldwell* Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Marvin R. Sambur, Ph.D. Yuval Wasserman	Lynn Brubaker John E. Caldwell Stephen R. Cole John Donofrio* Jeffrey A. Graves, Ph.D. Marvin R. Sambur, Ph.D. Yuval Wasserman

*	Committee Chairman
Audit Committee
The Audit Committee held four meetings during 2017. At all regular meetings during 2017, members of the Audit Committee met in executive session, without the presence of management, and met separately, either in-person or telephonically, with our external and internal auditors.

The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.
The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•
provide oversight regarding our accounting and financial reporting process, system of internal control, external and internal audit process, and our process for monitoring compliance with laws and regulations;

•	review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;

•	review and make appropriate inquiry of financial performance and financial position, including comparison of actual to budgeted results;

•	appoint and oversee our independent public accountants;

•	oversee internal audit and compliance functions;

•	review and approve our financial statements and other regulatory filings; and

•	review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions.
Operational Audit Committee
The Operational Audit Committee met four times in 2017. The Operational Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” The primary objective of the Operational Audit Committee is to provide operating insight to the Board so as to better enable the directors to discharge the Oversight Functions of the Board. In that context, the Operational Audit Committee’s role includes:

•	reviewing our operational performance against certain predetermined metrics;

•	focusing on improving our short-term and long-term operating performance and continuously reviewing the metrics against which we measure our performance;

•	meeting with executives and department heads to review progress against operational goals; and

•	addressing operational risk management issues.
Compensation Committee
The Compensation Committee held four meetings during 2017. In addition to its formal meetings, the Compensation Committee Chairman and other members of the committee met frequently throughout 2017 and in the first quarter of 2018 among themselves without the presence of management, as well as with the Compensation Committee’s advisors and our President and CEO. Areas of consideration at these various meetings included but were not limited to:

•	examination of management and leadership development and programs;

•	review of the design of incentive plans;

•	review and approval of senior management objectives;

•	evaluation of the performance of all officers at the senior executive team level;

•	making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plan, respectively;

•
consultations with Pearl Meyer & Partners (“Pearl Meyer”), the compensation consultant to the Compensation Committee for 2017 board and executive compensation, and Compensia, Inc. (“Compensia”), the compensation consultant to the Compensation Committee for 2018 board and executive compensation, regarding, among other matters, updated market data and compensation trends generally and specific updated market data regarding compensation for the CEO and certain other named executives officers;

•	establishment of executive compensation for 2017 and 2018; and

•	addressing other compensation and employment matters, including specific review of the performance of our President and CEO.
Each of the Compensation Committee members qualifies as independent for Compensation Committee membership, as defined in the Nasdaq rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” As discussed in its charter, the Compensation Committee reviews our executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the Compensation Committee annually reviews and determines the CEO’s compensation, it works with the Chairman of the Board, President and CEO in evaluating the performance of all other officers at the Vice President level and above reporting to the President and CEO and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above reporting to the President and CEO. The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with our compensation policy objectives.
The Compensation Committee’s duties and responsibilities include, among other things:

•
ensuring that the philosophy and operation of our compensation program reinforce our culture and values, create a balance between risk and reward, attract, motivate and retain executives over the long-term and align their interests with those of our shareholders;

•
overseeing our long-term equity plans, including reviewing and approving changes in such plans, granting equity awards to officers at the Vice President level and above reporting to the President and CEO, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	advising on selection of certain executive officer positions;

•	establishing the terms of all executive severance and change in control benefits;

•
reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to the CEO’s compensation, evaluating the CEO’s performance not less than semi-annually in light of those objectives and, without the input or participation of the CEO, approving the overall compensation levels for the CEO based on such evaluations;

•
reviewing and approving, with the input and recommendation of the CEO, the annual base salaries, annual incentive and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees, including reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to their performance evaluation and compensation, as well as approving the total amount of short-term incentives below the Vice President level and related parameters;

•
reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;

•
monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits;

•	reviewing and recommending any proposed changes in director compensation to the Board;

•	reviewing and discussing with management the Compensation Discussion and Analysis that is included in our proxy statement for our annual meeting of shareholders;

•	preparing the report of the Compensation Committee for inclusion in the proxy statement; and

•
engaging, on an as-needed basis, the services of outside experts in areas of compensation and benefits practices. Specifically, the Compensation Committee has engaged Compensia, a compensation expert, to informally update the Compensation Committee on an annual basis and from time to time on matters that have been delegated to the Compensation Committee and from time to time to provide a formal executive and director compensation study, including recommended best practices and median compensation at comparable companies.

The Compensation Committee may delegate its authority to grant awards under the 2014 Incentive Plan to our executive officers. The Compensation Committee has delegated its authority to our President and CEO, subject to the parameters discussed below, to grant stock-based awards under the 2014 Incentive Plan to newly-hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by our President and CEO are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees,” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2014 Incentive Plan; and (iii) the President and CEO must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.
As earlier noted, the Compensation Committee has the authority to retain consultants and to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since October 2017, the Compensation Committee has engaged Compensia to advise it on compensation matters. Prior to engaging Compensia, the Compensation Committee had engaged Pearl Meyer to advise it on compensation matters since 2008. In performing its services, Compensia reports to and is instructed by the Compensation Committee. For more information regarding Pearl Meyer and Compensia’s services, see “2017 Director Compensation,” beginning on page 19 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 27 of this Proxy Statement.
Governance and Nominating Committee
The Governance and Nominating Committee met four times in 2017. Each of the Governance and Nominating Committee members is independent under the Nasdaq rules.
The Governance and Nominating Committee’s written charter is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” As discussed in detail in the charter, the Governance and Nominating Committee is responsible for developing, evaluating and implementing our corporate governance policies. The Governance and Nominating Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. In 2017, the Governance and Nominating Committee engaged JWC Partners to identify potential nominees for director, a process that resulted in the appointments of Jeffrey A. Graves, Ph.D. and Yuval Wasserman to the Board in December 2017. The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.
The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	each director must display high personal and professional ethics, integrity and values;

•	each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•
each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior level leadership in business, government, education, technology or public interest;

•	each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

In identifying potential Board nominees and evaluating candidates for the Board, the Governance and Nominating Committee considers the nominee’s experience, skills and qualifications. Although the Governance and Nominating Committee has not established specific goals with respect to diversity, the Governance and Nominating Committee, in accordance with our Corporate Governance Guidelines, does consider diversity in identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.
Annually, the Governance and Nominating Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Governance and Nominating Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee of the change and offer to submit his or her resignation.
A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under our Bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the Bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of (a) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and (b) any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Item 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate was a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (a) their names and addresses, (b) the class and number of shares of our stock beneficially owned by them, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of our stock, and (d) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to at least the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required to determine his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee's independence.
Compensation Committee Interlocks and Insider Participation
During 2017, Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D., Marvin R. Sambur, Ph.D., and Yuval Wasserman served as members of the Compensation Committee. None of the Compensation Committee members was, during 2017 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2017, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s) designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance,” or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2017 DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by each of our non-employee directors during the year ended December 31, 2017. See the Summary Compensation Table beginning on page 39 for the compensation earned by Dr. Raab for his service as Chairman of the Board, President and CEO during 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
Lynn Brubaker	67,500	99,980	—	167,480
John E. Caldwell	77,500	99,980	—	177,480
Stephen R. Cole	115,000	139,966	—	254,966
John Donofrio	72,500	99,980	—	172,480
Jeffrey A. Graves, Ph.D. (4)	16,875	99,990	—	116,865
Marvin R. Sambur, Ph.D.	72,500	99,980	—	172,480
Yuval Wasserman (4)	16,875	99,990	—	116,865

(1)	Includes cash retainers earned by each non-employee director during the year ended December 31, 2017.

(2)
Reflects the grant date fair value of restricted stock awards granted to our non-employee directors in 2017, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the closing price of our common stock on the grant date.

(3)	As of December 31, 2017, our non-employee directors held the following aggregate number of shares of restricted stock (they did not hold any stock options):

Name	Restricted Stock Awards (#)
Lynn Brubaker	2,873
John E. Caldwell	2,873
Stephen R. Cole	4,022
John Donofrio	2,873
Jeffrey A. Graves, Ph.D.	2,020
Marvin R. Sambur, Ph.D.	2,873
Yuval Wasserman	2,020
The following table shows the shares of restricted stock awarded to each non-employee director then in office on May 15, 2017, and the shares of restricted stock awarded on December 11, 2017 to Mr. Yuval Wasserman and Dr. Jeffrey A. Graves upon their appointment to the Board, and the aggregate grant date fair value for each award:

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	2,873	99,980
John E. Caldwell	2,873	99,980
Stephen R. Cole	4,022	139,966
John Donofrio	2,873	99,980
Jeffrey A. Graves, Ph.D.	2,020	99,990
Marvin R. Sambur, Ph.D.	2,873	99,980
Yuval Wasserman	2,020	99,990
The grant date fair values of the awards shown above are calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant dates ($34.80 and $49.50 for May 15, 2017 and December 11, 2017, respectively).

(4)	Dr. Graves and Mr. Wasserman joined our Board on December 11, 2017 and each received a pro rata portion of the annual cash retainer paid to non-employee directors.

Terms of Director Compensation Program
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. In setting director compensation, we consider the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. No changes were made to non-employee director compensation in 2017.
The actual aggregate cost of Board compensation in 2017 and 2016 was $1,178,616 and $1,184,877, respectively. The following table sets forth each component of our Board compensation in 2017:

Annual Cash Retainer:	$40,000
Additional Annual Retainers:
Governance and Nominating Committee Chairperson	$10,000
Operational Audit Committee Chairperson	$10,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Governance and Nominating Committee Non-Chair Member	$5,000
Operational Audit Committee Non-Chair Member	$5,000
Audit Committee Non-Chair Member	$10,000
Compensation Committee Non-Chair Member	$7,500
Lead Director	$80,000	(a)
Non-Employee Chairman	$100,000	(a)
Initial Equity Grant	$100,000	(b)
Annual Equity Grant	$100,000	(c)

(a)
Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or non-employee Chairman’s, as applicable, continued membership on the Board as of such date.

(b)
Upon election to the Board, each non-employee director will receive shares of restricted stock with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.

(c)
On the day following the annual meeting of shareholders, each director receives shares of restricted stock with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

In February 2017, after evaluating Dr. Raab’s role as our President and Chief Executive Officer and as a Director and Chairman of the Board, the Compensation Committee approved an increase of Dr. Raab’s base salary to $750,000, while removing his eligibility to receive the director and Chairman cash retainers and equity grants described above. Dr. Raab’s compensation for 2017 is shown in the Summary Compensation Table on page 39.

Mandatory Board of Director Stock Ownership and Holding Periods
Our non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of our common stock with a value equal to at least $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (a) the then-current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (b) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. In 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2017, all of our directors met or exceeded the minimum share ownership requirement, with the exception of Dr. Graves and Mr. Wasserman who have through December 31, 2019 to attain the minimum share ownership requirement.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.
The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements since 2004. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2018.
Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.
Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS
The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2017 and 2016, and fees for other services rendered by Grant Thornton LLP during those periods.

	2017	2016
Audit fees(1)	$1,934,954	$1,805,569
Audit related fees(2)	35,740	33,155
Tax fees	—	—
All other fees	—	—
Total fees	$1,970,694	$1,838,724

(1)
Amounts for 2017 and 2016 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally.

(2)	Amounts for 2017 and 2016 include fees related to the audit of our employee benefit plan.
The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2017 and 2016 is consistent with maintaining the independence of Grant Thornton LLP.
Pursuant to the Audit Committee charter, the Audit Committee pre-approved all services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.
The Audit Committee has:
(1) reviewed and discussed the Company’s audited financial statements with management;
(2) discussed with the independent auditors the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board; and
(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The Audit Committee also considered the impact of non-audit services on the auditor’s independence.
The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Audit Committee:

Stephen R. Cole, Audit Committee Member (Chair)
Lynn Brubaker, Audit Committee Member
John E. Caldwell, Audit Committee Member
John Donofrio, Audit Committee Member
Jeffrey A. Graves, Ph.D., Audit Committee Member
Marvin R. Sambur, Ph.D., Audit Committee Member
Yuval Wasserman, Audit Committee Member

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Section 14A of the Exchange Act provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement.
This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.
At our annual meetings of shareholders held in May 2015, May 2016 and May 2017, approximately 98%, 98% and 99%, respectively, of the votes cast on the Say-on-Pay proposal at each of those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support for our approach to executive compensation, and no significant changes were made to this approach for 2017 as a result of the votes in prior years.
The Board is asking our shareholders to vote “FOR” the following non-binding resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”
The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 16, 2018:

Name	Age	Principal Position
Simon Raab, Ph.D	65	President and Chief Executive Officer, Director
Robert E. Seidel	43	Chief Financial Officer
Kathleen J. Hall	57	Chief Operating Officer
Jody S. Gale	43	Senior Vice President, General Counsel and Secretary
Katrona Tyrrell	55	Chief People Officer
Simon Raab, Ph.D. has served as President and Chief Executive Officer of the Company since December 2015. Please refer to the biography of Dr. Raab provided under the heading “Proposal 1—Election of Directors—Nominees for Election at the Annual Meeting” on page 8 of this Proxy Statement.
Robert E. Seidel was appointed our Chief Financial Officer in December 2016. Prior to this appointment, Mr. Seidel served as our Vice President, Finance and Investor Relations and interim principal financial officer since March 2016. Mr. Seidel previously held the positions of Vice President, Americas Finance and Accounting from November 2015 to March 2016, Vice President, Corporate Financial Planning & Analysis and Americas Finance from March 2015 to November 2015, and Director, Corporate Financial Planning and Analysis from May 2014 to March 2015. Prior to joining the Company, Mr. Seidel was employed at Trinseo S.A., a global materials company, serving as Global Finance Manager for its latex chemicals segment from 2011 to 2014. Previously, Mr. Seidel served as Plant Controller at Anheuser-Busch InBev from 2006 to 2010. Mr. Seidel began his finance and accounting career as a treasury intern at Exxon Mobil Corporation in 2002, then served in various financial planning and analysis roles of increasing responsibility at Air Products and Chemicals, Inc. from 2003 to 2006. He holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and a Master of Business Administration from Cornell’s Johnson School.
Kathleen J. Hall was appointed our Chief Operating Officer in April 2016. Prior to this appointment, Ms. Hall served as Senior Vice President, Managing Director for our Americas region from July 2013 to April 2016. Between October 2012 and July 2013, Ms. Hall provided independent consulting services. Prior to that, Ms. Hall served as Vice President & General Manager of Avery Dennison Corporation’s Graphics and Reflective Solutions and Performance Tapes Americas’ businesses from November 2008 to October 2012. From 1982 to 2008, Ms. Hall held roles of increasing responsibility at E.I. du Pont De Nemours & Company, ranging from operations and sourcing to sales, marketing and global business leadership. Ms. Hall holds a Bachelor of Science degree in Industrial Engineering from Lehigh University.
Jody S. Gale has served as Senior Vice President, General Counsel and Secretary of the Company since February 2014. Prior to joining the Company, Mr. Gale served as Vice President and Associate General Counsel – M&A, Securities and Governance at Biomet, Inc., a global medical device company, from December 2008 to January 2014. Previously, Mr. Gale was a Partner at Kirkland & Ellis LLP, where he worked from 1999 through 2008. Mr. Gale holds a Bachelor of Arts degree from Albion College in Albion, MI and a Juris Doctor/Master of Business Administration from Case Western Reserve University.
Katrona Tyrrell has served as Chief People Officer of the Company since January 2017. Prior to joining the Company, Ms. Tyrrell served as Global Senior Vice President, Human Resources for IDT Corporation, a global telecommunications and payment services provider, from 2010 to January 2017, leading a team that was responsible for global succession planning, leadership development, performance management, employee engagement and organizational effectiveness. From 2006 to 2010, Ms. Tyrrell held roles of increasing human resources management responsibility at IDT Corporation. Prior to joining IDT Corporation in 2006, Ms. Tyrrell held leadership and management positions at Towergate Partnership, Ltd. and Robert & Partners Managed Services in the United Kingdom. Ms. Tyrrell holds a post-graduate diploma in strategic management from Crawley College in the United Kingdom.
Transition of Mr. Arezone. Effective as of March 5, 2018, Joseph Arezone reduced his duties and responsibilities due to his desire to relocate to be closer to his family, stepping down from his position as Chief Commercial Officer, and now serves as our Senior Vice President, Corporate Strategy & Initiatives. As a result, Mr. Arezone no longer serves as an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Compensation Committee has made under those programs and policies with respect to our named executive officers, and the material factors the Compensation Committee considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables and narrative disclosures containing specific data about the compensation earned in 2017 by the following individuals, whom we refer to as our named executive officers:

Name	Title
Simon Raab, Ph.D.	President and Chief Executive Officer
Robert E. Seidel	Chief Financial Officer
Kathleen J. Hall	Chief Operating Officer
Jody S. Gale	Senior Vice President, General Counsel and Corporate Secretary
Joseph Arezone	Former Chief Commercial Officer
Effective as of March 5, 2018, Joseph Arezone reduced his duties and responsibilities due to his desire to relocate to be closer to his family, stepping down from his position as Chief Commercial Officer and now serves as our Senior Vice President, Corporate Strategy & Initiatives. As a result, Mr. Arezone no longer serves as an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act.

Executive Summary
Our Business
We are a global technology company that designs, develops, manufactures, markets and supports software driven, three-dimensional (“3D”) measurement, imaging and realization systems. This technology permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. Our devices are used for inspection of components and assemblies, rapid prototyping, reverse engineering, documenting large volume or structures in 3D, surveying and construction as well as for investigation and reconstruction of accident sites or crime scenes. We sell the majority of our products through a direct sales force across a broad number of customers in a range of manufacturing, industrial, architecture, surveying, building information modeling, construction, public safety forensics, cultural heritage and other applications. Our FaroArm®, FARO ScanArm®, FARO Gage®, FARO Laser TrackerTM, FARO Cobalt Array Imager, FARO Laser Projector, and their companion CAM2®, BuildIT, and RayTracerTM software solutions, provide for Computer-Aided Design (“CAD”) based inspection, factory-level statistical process control, high-density surveying and laser-guided assembly and production. Together, these products integrate the measurement, quality inspection, and reverse engineering functions with CAD and 3D software to improve productivity, enhance product quality, and decrease rework and scrap in the manufacturing process, mainly supporting applications in our Factory Metrology vertical. Our FARO Focus and FARO Scanner Freestyle3DX laser scanners, and their companion FARO SCENE, FARO PointSense, and FARO Zone public safety forensics software offerings, are utilized for a wide variety of 3D modeling, documentation and high-density surveying applications in our Construction Building Information Modeling - Construction Information Management (“Construction BIM-CIM”) and Public Safety Forensics verticals. Our FARO ScanArm®, FARO Cobalt Array Imager, FARO Scanner Freestyle3DX laser scanners and their companion SCENE software also enable a fully digital workflow used to capture real world geometry for the purpose of empowering design, enabling innovation, and speeding up the design cycle, supporting our Product Design vertical. FARO Visual Inspect enables large, complex 3D CAD data to be transferred to a tablet device and then used for mobile visualization and comparison to real world conditions, facilitating in-process inspection, assembly, guidance and positioning for applications in our Factory Metrology and Construction BIM-CIM verticals. Our line of galvanometer-based scan heads and laser scan controllers are used in a variety of laser applications and are integrated into larger components and systems.
2017 Highlights
Our total sales increased $35.3 million, or 10.9%, to $360.9 million for the year ended December 31, 2017 from $325.6 million for the year ended December 31, 2016. This increase reflected improved growth in both product and service revenue as we have continued to grow our global sales force consistent with our strategy. Gross profit increased by $26.6 million, or 15.0%, to $204.6 million for the year ended December 31, 2017 from $178.0 million for the year ended

December 31, 2016. We had a net loss of $14.5 million for the year ended December 31, 2017 compared to net income of $11.1 million for the year ended December 31, 2016, results that fell short of our internal targets and of our long-term historical performance. The change in net income was primarily due to an increase in operating expenses related to our strategic growth initiatives described below, including increased compensation expense of $9.5 million driven by a 17.7% increase in our period ending sales headcount from 536 at December 31, 2016 to 631 at December 31, 2017, increases in research and development spending as a result of recent technology acquisitions, and one-time expenses related to the enactment on December 22, 2017 of the United States Tax Cuts and Jobs Act of 2017 (the “Tax Cuts Act”), resulting in significant modifications to existing law. Income tax expense for the year ended December 31, 2017 was $20.3 million compared with income tax expense of $1.5 million for the year ended December 31, 2016. $17.4 million of this expense related to the provisional transition tax expense on the mandatory deemed repatriation of foreign earnings pursuant to the Tax Cuts Act. $2.0 million of this expense related to the remeasurement of our deferred tax assets and liabilities that we expect to utilize in the future as a result of the Tax Cuts Act decreasing the United States statutory corporate tax rate from 35% to 21% for tax years beginning January 1, 2018.
We began undertaking several important strategic initiatives in 2016 that we believe will drive our long-term growth and profitability, including reorganizing our business to align our sales, marketing, product management and research and development around specific vertical markets and to better define our end market applications; modernizing our sales process to improve the efficiency of our sales organization by supplementing our current direct sales approach of conducting on-site demonstrations with multimedia, web-based demonstrations and cloud-based customer relations development; accelerating and maintaining a consistent schedule of new product introductions; and reorganizing all functions, processes and people to a harmonized global mindset to improve operational efficiencies. Our vertical approach, coupled with our continued investment in our global sales force, release of new products and cost optimization represent important steps towards our long-term financial objectives. We successfully completed these strategic initiatives during 2017. We achieved numerous milestones in 2017 involving significant product launches, sales force growth and acquisitions:
Product innovation – In 2017, we launched several new products including:

◦
FARO QuantumS FaroArm® - This introduction is certified to ISO 10360 - 12:2016. The QuantumS tests to the International Electrical Commission (IEC 60068-2) standards for shock, vibration and temperature stress relief of electro-mechanical or electronic equipment and devices.

◦
FARO FocusS 70 - This addition to the FARO Focus laser scanner portfolio provides industrial grade performance, which includes an Ingress Protection Rating for use in high particulate and wet weather conditions, high dynamic range imaging and extended temperature range.

◦
FARO FocusM 70 - This addition to the FARO Focus laser scanner portfolio provides an entry point for all professional users considering laser scanning in the Construction BIM-CIM and Public Safety Forensics markets.

◦
FARO VantageS and VantageE Laser Trackers - The VantageS is intended for short-to-long range measurement applications of up to 80 meters, while the VantageE supports short-to-medium range applications of up to 25 meters.

◦	FARO PointSense 18.0 Software Suite – This software platform delivers seamless integration into the latest 2018 AutoCAD® and Revit® (registered trademarks of Autodesk) design tools.

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FARO CAM2 Measure 10.5 – This software platform provides users with streamlined analysis and visual reporting. Workflow efficiencies are enhanced through programming data analysis to reduce required training time and minimize operator errors.

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FARO Zone – This platform enables investigators to move fluidly between two dimensional and 3D environments for public safety professionals. The application is used for presentations in courtroom exhibits, and enhances the ability of public safety professionals to plan for and respond to emergencies by creating accurate representations of real-world locations within local communities.

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FARO SCENE 7.0 – This software platform includes the quality and functionality of SCENE 6.2, such as automatic object recognition, scan registration and position. It adds additional functionality by enabling 3D scan data, whether it be from a single scan or multiple scans in process simultaneously, to be wirelessly transmitted directly to an onsite computer workstation in real time.

Global Sales Force – In 2017, consistent with our strategic initiative to drive sales growth, our worldwide period-ending selling headcount increased by 95, or 17.7%, to 631 at December 31, 2017 from 536 at December 31, 2016.

Acquisition – During 2017, we acquired Instrument Associates, LLC d/b/a Nutfield Technology (“Nutfield”), which is located in Hudson, New Hampshire. Nutfield specializes in the design and manufacture of advanced galvanometer-based optical scanners, scan heads and laser kits. The acquisition, which was completed in April 2017 for a total purchase price of approximately $5.5 million, supports our long-term strategy to expand our presence in key markets and improve our existing product lines with innovative technology.

Total Shareholder Return
Our one-year Total Shareholder Return (“TSR”) as of December 31, 2017 was above our industry group and substantially below our peer group, while our five-year and three-year TSRs as of December 31, 2017 were substantially below our industry group and our peer group. For a discussion of the companies in our peer group, see “Review of Peer Group Practices” below. We use the Global Industry Classification Standard (GICS) Subcode 4520 (Technology Hardware and Equipment) developed by Standard & Poor’s Financial Services LLC and MSCI Inc. as our industry group.
2017 Performance and Compensation
Our 2017 results did not meet the internal performance goals that we set for our 2017 executive compensation program. The Compensation Committee selected the following internal Company performance objectives for the 2017 short-term incentive awards for our named executive officers ($ in millions):

	Threshold	Target	Maximum	Actual
Sales growth	3.4%	14.9%	26.4%	10.9%
Net income	$21.8	$27.2	$32.7	$(14.5)

The Compensation Committee selected these performance metrics at the beginning of 2017 because they are key drivers of our success. The short-term incentive opportunities for each of our named executive officers were weighted 50% to each of these two Company-wide financial metrics, and to meet the minimum payout threshold in accordance with the short-term incentive opportunities, net income must be achieved for the fiscal year. Although we exceeded the minimum payout threshold for our sales growth performance, because we had a net loss for 2017, we did not meet the overall minimum payout thresholds under our 2017 short-term incentive plan. However, in recognition of the progress achieved with respect to strategic growth initiatives in 2017, the increase in sales approximating 77% of the target sales growth goal, which exceeded the 50% payout threshold for bonus, and due to the non-recurring nature of the Tax Cuts Act’s adverse impact on net income, the Compensation Committee awarded each of the named executive officers a discretionary cash bonus amount equal to 23% of such executive’s short-term incentive award target, as adjusted by their individual performance factor. The effect of the individual performance factor, which is normalized at 1.0, is to adjust, on a performance basis, the amount otherwise determined upward or downward based upon achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.

CEO Pay and Company Performance Alignment
Dr. Raab’s 2017 base pay was $750,000 for his role as President and CEO, as well as Chairman of the Board. Based on our financial performance for 2017, Dr. Raab would not receive any payment under our short-term incentive plan for 2017. However, in recognition of the factors described above, the Compensation Committee granted him a discretionary cash bonus for 2017 performance of $190,606, representing a payout equal to 23% of his target award opportunity under our short-term incentive plan, as adjusted for his individual performance factor. As earlier discussed, all employees eligible to receive a bonus received a discretionary cash bonus up to 23% of their target short-term incentive compensation on this same basis, as adjusted by their individual performance factor. Accordingly, Dr. Raab’s total realizable pay at December 31, 2017 for his service as President and CEO was equal to $940,606.
The entirety of Dr. Raab’s long-term equity incentive award granted in 2017 was granted in the form of stock options on March 3, 2017. The “in the money” value of those stock options at December 31, 2017 was approximately $1,348,000.

Executive Compensation Objectives and Philosophy
The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation to the CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives, which in 2017 took the form of stock options for Dr. Raab and a combination of stock options and restricted stock units (“RSUs”) for the other NEOs.
The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. For more information regarding the Compensation Committee’s duties and responsibilities, see pages 14 through 16 of this Proxy Statement.

Executive Compensation Components
The primary components of compensation for the named executive officers in 2017 were base salary, short-term annual cash incentives, and long-term equity incentives.
Base Salary
When setting base salaries, the Compensation Committee considers our overall financial performance and outlook and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to our success. When setting the salaries for the executive officers other than the CEO, the Compensation Committee also considers the CEO’s recommendations and the prior performance review conducted by the CEO. The Compensation Committee considers these factors in determining the appropriate salary levels for executive officers. The Compensation Committee approved an increase in the base salaries of certain of the named executive officers to the following levels:

Name	2017 Base Salary	% Increase from 2016
Dr. Raab	$750,000	50.0%	(1)
Mr. Seidel	$265,000	23.3%	(2)
Ms. Hall	$400,000	6.7%	(3)
Mr. Arezone	$390,000	6.8%	(3)
Mr. Gale	$351,000	—%

(1)
Effective upon his appointment as our President and Chief Executive Officer in December 2015, Dr. Raab’s base salary was set at $500,000 by the Compensation Committee. In February 2017, after evaluating Dr. Raab’s role as our President and Chief Executive Officer and as a Director and Chairman of the Board, the Compensation Committee approved an increase of Dr. Raab’s base salary to $750,000, while removing his eligibility to receive the director and

Chairman cash retainers and equity grants described under the heading “2017 Director Compensation—Terms of Director Compensation Program.”

(2)	In December 2016, Mr. Seidel was promoted to our Chief Financial Officer role with a base salary of $265,000.

(3)	Ms. Hall’s and Mr. Arezone’s base salaries were increased effective February 2017, to align with their increased management responsibilities.

Short-Term Incentives
Our short-term incentives provide management employees, including our named executive officers, the opportunity for additional cash compensation based on achievement of Company financial performance goals, other operational objectives and individual goals. These goals are established at the beginning of the year by the Compensation Committee with input from management. These metrics are designed to align the interests of the executives with our shareholders and require the Company and each individual executive to perform satisfactorily to achieve the target incentive amount.
Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. The target award opportunity for Dr. Raab in 2017 was equal to 100% of his base salary (or greater, in the Compensation Committee’s discretion). The target award opportunity for both Mr. Arezone and Ms. Hall in 2017 was equal to 50% of each person’s respective base salary, which percentage was decreased from 60% in December 2016 following the Compensation Committee’s receipt of a competitive review of its executive compensation program and advice from its previous executive compensation consultant Pearl Meyer. The target award opportunity for Mr. Gale in 2017 remained at 40%, consistent with 2016. Mr. Seidel's target award opportunity increased to 40% of his base salary for 2017 from 30% of his base salary in 2016, in connection with his promotion to Chief Financial Officer.
The Board and the Compensation Committee retain the discretion to adjust the annual incentives upward or downward on a subjective basis to ensure an equitable result, and bonuses may be reduced up to 100% based on corporate profitability.
Company Financial Performance. In 2017, 100% of the short-term incentive opportunities for each of our named executive officers were based on achievement of Company-wide financial performance goals. For each of the named executive officers, the Compensation Committee selected the following Company-wide performance objectives for 2017: sales growth (weighted 50%) and net income (weighted 50%). Additionally, to meet the minimum payout threshold in accordance with the short-term incentive opportunities, net income must be achieved for the fiscal year. Each of these performance metrics is a key indicator of our financial performance. The Compensation Committee reviewed and approved the financial performance targets, each of which is set forth below, in conjunction with the Board of Directors’ approval of the annual budget ($ in millions):

	Threshold	Target	Maximum	Actual
Sales growth	3.4%	14.9%	26.4%	10.9%
Net income	$21.8	$27.2	$32.7	$(14.5)

If we achieved the threshold level of performance for each of the performance metrics set forth above in 2017, payouts would equal 50% of the target award opportunity for each named executive officer, provided that we achieved net income for 2017. If we achieved or exceeded the maximum level of performance for each of the performance metrics set forth above in 2017, payouts would equal 200% of the target award opportunity for each named executive officer.
Individual Performance Factor. An individual performance factor adjusts the award amount calculated based on the Company-wide financial performance measures described above upward or downward as a multiplier based on individual performance. Rather than a strictly arithmetical calculation, the Compensation Committee determines the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.
The operational metrics are set by the Compensation Committee with input from the Operational Audit Committee and are designed to focus on improving both our short-term and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.
The Compensation Committee sets the President and Chief Executive Officer’s individual strategic objectives and related weights and, together with the President and Chief Executive Officer, the individual strategic objectives and related weights for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities. The Compensation Committee determined the individual performance factor for Messrs. Arezone, Gale and Seidel was 1.0 and for Dr. Raab and Ms. Hall was 1.1 due to their substantial contributions towards successful execution of our remaining Going Vertical in Harmony strategic initiatives.
Aggregate Performance Results. Although we exceeded the minimum payout threshold for our sales growth performance, because we had a net loss for 2017, we did not meet the overall minimum payout thresholds under our 2017 short-term incentive plan. However, in recognition of the progress achieved with respect to strategic growth initiatives in 2017, the increase in sales approximating 77% of the target sales growth goal, which exceeded the 50% payout threshold, and due to the non-recurring nature of the Tax Cuts Act’s adverse impact on net income, the Compensation Committee awarded each of the named executive officers a discretionary cash bonus amount equal to 23% of such executive’s short-term incentive award target, as adjusted by their individual performance factor.
As a result, the Compensation Committee awarded discretionary cash bonuses to Dr. Raab, Messrs. Seidel, Arezone and Gale and Ms. Hall, as follows:

Name	2017 Target Award	2017 Discretionary Bonus	Actual Bonus as % of Target Award
Dr. Raab	$750,000	$190,606	25%
Mr. Seidel	$106,000	$24,380	23%
Ms. Hall	$200,000	$50,600	25%
Mr. Arezone	$195,000	$44,850	23%
Mr. Gale	$140,400	$32,292	23%

Long-Term Incentives
Our compensation program incorporates stock options and RSUs to attract, retain, engage and focus key employees for the long term, including the realization of financial objectives. We maintain two equity incentive plans—the 2009 Equity Incentive Plan (the “2009 Equity Plan”), and the 2014 Incentive Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of our shareholders. The Compensation Committee generally grants a mix of options and RSUs to the named executive officers. Stock options are intended to align executive incentives with those of our shareholders and hold executives accountable for generating shareholder return because they gain value only if our stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Our previous compensation consultant, Pearl Meyer, has historically advised that a mix of options and RSUs is a market competitive practice within our peer group. The long-term equity incentive awards for Messrs. Arezone, Gale and Seidel and Ms. Hall were a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively.
Consistent with our entrepreneurial philosophy, the Compensation Committee and Dr. Raab believed that it was important that the majority if not all of Dr. Raab’s long-term equity incentive awards be at risk, so that his long-term goals were directly aligned with the interests of our shareholders. Accordingly, all of Dr. Raab’s long-term equity incentive awards for his service as President and CEO were issued in the form of stock options.
Dr. Raab received a grant of stock options when he assumed the role of President and Chief Executive Officer in December 2015. In December 2016, the Compensation Committee reviewed the compensation of Dr. Raab, following his commitment to extend his role as President and Chief Executive Officer beyond an interim basis until the completion of our Going Vertical in Harmony reorganization initiatives and the realization of our near-term strategic priorities. In view of Dr. Raab’s expected extended tenure as President and Chief Executive Officer and the Compensation Committee’s review of a report from its previous executive compensation consultant Pearl Meyer, the Compensation Committee approved an equity grant of 69,475 time-based non-qualified stock options to Dr. Raab, with an effective grant date of December 7, 2016. The stock options vest in two equal annual installments beginning one year after the grant date, subject to Dr. Raab’s continued membership on the Board.
2017 Annual Grant Guidelines. The Compensation Committee reviews and approves the grant of stock options and RSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee considers the recommendation of the President and CEO in determining the equity awards granted to the other named executive officers. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. The Compensation Committee intends the grant date fair value of the equity incentive awards to approximate the median of our peer group, with adjustments as necessary to suit the individual executive.
For the 2017 annual long-term equity incentive award grants, in order to determine the number of shares subject to each award, the Compensation Committee established the long-term equity incentive award value for each executive then in office, other than Dr. Raab, by setting a target percentage of each executive’s base salary. The resulting dollar value was then multiplied by an individual performance factor normalized at 1.0, as described below, and the result was converted into a number of stock options and RSUs. The number of stock options granted was determined using the Black-Scholes valuation model. The number of RSUs granted was based on the stock price on the date of determination.
Individual Performance Factor. An individual performance factor adjusts the award value described above upward or downward as a multiplier based on individual performance. Rather than a strictly arithmetical calculation, the Compensation Committee determines the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.
The operational metrics are set by the Compensation Committee with input from the Operational Audit Committee and are designed to focus on improving both our short-term and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.
The Compensation Committee sets the individual strategic objectives and related weights for the President and Chief Executive Officer. The Compensation Committee, together with the President and Chief Executive Officer, sets the individual strategic objectives and related weights for each of the other named executive officers. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities.
Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the later to occur of (a) the date the award is approved and (b) the second business day following the filing of our Annual Report on Form 10-K, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.
2017 Annual Grants. The Compensation Committee established the following target long-term equity award values for the 2017 grants for Dr. Raab, Messrs. Arezone, Gale and Seidel and Ms. Hall, expressed as a target percentage of base salary: 200% for Dr. Raab, 100% for Mr. Arezone and Ms. Hall, and 75% for Mr. Gale and Mr. Seidel. The Compensation Committee determined the individual performance factor for each of these named executive officers was 1.0 based upon 2016 performance. The exercise price of all stock options is based on the closing price of our common stock on the date of grant. Options granted in 2017 to executives as part of the annual equity grant program are earned and vest in three annual installments, provided that the grantee is employed by us on the vesting date. RSUs granted in 2017 to executives as part of the annual equity grant program are earned and vest following the third anniversary of the grant date, provided that the grantee is employed by us on the vesting date.
The following RSUs and stock options were granted in relation to the 2017 annual equity grant:

Name	Grant Date	RSUs	Stock Options
Dr. Raab	3/3/2017	—	108,251
Mr. Seidel	3/3/2017	1,554	11,165
Ms. Hall	3/3/2017	3,301	23,706
Mr. Arezone	3/3/2017	3,218	23,109
Mr. Gale	3/3/2017	2,158	15,502

Compensation Governance Highlights
The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:

•	We do not offer newly-hired executives any “single-trigger” change-in-control cash severance features similar to a lump sum cash payment payable upon the occurrence of a change in control.

•	The Amended and Restated Change in Control Severance Policy does not provide an excise tax gross-up.

•	The 2014 Incentive Plan prohibits cash buyouts of stock options.

•	We maintain a compensation clawback policy, as further described on page 38 of this Compensation Discussion and Analysis.

•
We have a stock ownership policy for our non-employee directors and executive officers, as further described on pages 21 and 37-38 of this Proxy Statement, respectively. Among other things, this policy provides that our CEO must hold at least six times his base salary in Company common stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	Our Company policy prohibits hedging and pledging Company securities by our directors and executive officers.

•
The Compensation Committee has determined that the work of its current compensation consultant, Compensia, Inc. (“Compensia”) and its prior compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”) has not raised any conflicts of interest.

•
The Compensation Committee has retained compensation consultants from time to time, including for formal executive and director compensation studies in 2010, 2012 and 2015. Such consultants are frequently consulted during the year on various matters and annually to informally update the Compensation Committee on matters that are relevant to the matters delegated to the committee under its charter.

•
Based on observations from the Compensation Committee’s previous independent compensation consultant Pearl Meyer, which were consistent with those shared by management and by certain investors who have communicated concerns to the Company with respect to such incentive programs, the Compensation Committee:

▪
adopted a simpler short-term cash incentive plan beginning in 2016, in which awards for executives could be earned based on achievement of financial performance goals for revenue and profitability, which amount would then be multiplied by an individual performance factor normalized at 1.0; and

▪
transitioned to a simpler long-term equity incentive program that granted time-based equity incentive awards consisting of stock options and restricted stock units, with the number of awards granted to each participant based on his or her targeted long-term equity incentive award percentage, multiplied by an individual performance factor normalized at 1.0.

Role of the Compensation Consultant
The Compensation Committee has the authority to retain consultants and to obtain advice and assistance from other external legal, accounting or other advisors, at our expense. The Compensation Committee engaged Pearl Meyer as its compensation consultant with respect to 2017 board and executive compensation, and Compensia with respect to 2018 board and executive compensation. In this role, the designated compensation consultant reports to and is instructed by the Compensation Committee. Neither Pearl Meyer nor Compensia provides any other services to the Company. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The Compensation Committee annually considers the independence of its designated compensation consultant relative to the six factors prescribed by the SEC and Nasdaq, and has concluded that the work of Pearl Meyer and Compensia as the Compensation Committee’s compensation consultant does not raise any conflict of interest.
During 2017, Pearl Meyer’s services to the Compensation Committee were primarily with respect to:

•
consultations regarding, among other matters, (i) updated market data and compensation trends generally; (ii) specific updated market data regarding compensation for the CEO, Chief Financial Officer, Chief Operating Officer, Chief Commercial Officer and Chief People Officer roles; (iii) high-level evaluation of our executive compensation program relative to best practices; and (iv) the views of various proxy advisory firms; and

•	assisting with the development of the Compensation Discussion and Analysis for the proxy statement filed in connection with our 2017 Annual Meeting of Shareholders.
During 2017, Compensia’s services to the Compensation Committee were primarily with respect to:

•
consultations regarding, among other matters, (i) updated market data and compensation trends generally; (ii) specific updated market data regarding compensation for each of our executive officer roles; and (iii) high-level evaluation of our executive compensation program relative to best practices.

In the years when a full competitive review of our compensation programs is not done, the Compensation Committee retains the compensation consultant to informally update the Compensation Committee on matters that have been delegated to the Compensation Committee under its charter.
Role of the Executive Officers in Compensation Decisions
Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, we conduct a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the CEO any equity and non-equity based awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.
The CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, including the other named executive officers. The CEO also reviews and evaluates the recommendations made with respect to other executive officers and recommends any modifications that he deems appropriate. The CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all executive officers, other than himself.
Review of Peer Group Practices
The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels and remains competitive and effective. The Compensation Committee periodically engaged Pearl Meyer to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters. The most recent comprehensive competitive market study conducted by Pearl Meyer was completed in the fourth quarter of 2015 and updated information was provided during 2016, including two summary studies for purposes of assisting the Compensation Committee in making its 2016 and 2017 compensation decisions.
With respect to making its 2017 compensation decisions, the following companies were selected by the Compensation Committee as our peer group:

Company	Ticker	Industry Description
Cascade Microtech, Inc.*	CSCD	Semiconductor Equipment
Cognex Corporation	CGNX	Electronic Equipment and Instruments
Coherent, Inc.	COHR	Electronic Equipment and Instruments
Electro Scientific Industries, Inc.	ESIO	Electronic Equipment and Instruments
FormFactor, Inc.	FORM	Semiconductor Equipment
II-VI Incorporated	IIVI	Electronic Components
IPG Photonics Corporation	IPGP	Electronic Manufacturing Services
MKS Instruments, Inc.	MKSI	Semiconductor Equipment
Nanometrics Incorporated	NANO	Semiconductor Equipment
Novanta Inc.	NOVT	Electronic Equipment and Instruments
Rofin-Sinar Technologies Inc.*	RSTI	Electronic Equipment and Instruments
Rudolph Technologies, Inc.	RTEC	Semiconductor Equipment
Ultratech, Inc.*	UTEK	Semiconductor Equipment
Xcerra Corporation	XCRA	Semiconductor Equipment
Xperi Corporation	XPER	Semiconductor Equipment

* These companies have been acquired subsequent to their selection to our peer group. While they were included in the review for purposes of setting 2017 compensation, they are not included in the TSR chart on page 29 of this Proxy Statement.
These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to the Company in terms of industry focus, global operational scope, revenue size, and market value.
When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive plus the grant date fair value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executives’ compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also include discussions of economic and industry conditions, current and anticipated Company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.
Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation
At the 2017 Annual Meeting of Shareholders, approximately 99% of the votes cast by the shareholders were voted to approve the compensation of our named executive officers as discussed and disclosed in the 2017 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy shareholder support and did not make any material changes to the executive compensation program in response to the shareholder vote.
Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of our executive compensation program with the interests of the Company and our shareholders. Our management team also regularly offers to, and frequently does, meet with shareholders to discuss topics of interest to our shareholders, including executive compensation matters. In addition, shareholders may communicate with the Board, the Compensation Committee or individual directors regarding our executive compensation program by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the Compensation Committee or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board, the Compensation Committee or the individual director(s), as designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.

When determining how often to hold our advisory votes on executive compensation, our Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 Annual Meeting of Shareholders. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of our named executive officers, which will be conducted at our 2023 Annual Meeting of Shareholders.
Employment Agreements and Change in Control Severance Policy
Employment Agreements. We have entered into employment agreements with Messrs. Seidel and Gale and Ms. Hall that provide for severance benefits. We also entered into an employment agreement with Mr. Arezone that provided for severance benefits. As described in greater detail in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement, pursuant to the employment agreements, Messrs. Seidel, Arezone and Gale and Ms. Hall are, and Mr. Arezone was, entitled to severance benefits in the event of the executive’s termination by us other than for cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or resignation by the executive officer for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives.
Amended and Restated Change in Control Severance Policy. During 2017, Messrs. Seidel, Arezone and Gale and Ms. Hall were covered by our Change in Control Severance Policy, which was amended and restated in April 2015 and entitles certain employees to severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs. The change in control benefits are intended to retain the executives during the time of an actual or threatened change in control and ensure that executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests.

Effective as of March 5, 2018, Mr. Arezone stepped down from his role as Chief Commercial Officer due to his desire to relocate to be closer to his family. He now serves as our Senior Vice President, Corporate Strategy & Initiatives. In connection with his reduced role, on March 5, 2018, we entered into a letter agreement with Mr. Arezone terminating his employment agreement. Pursuant to the terms of the letter agreement, Mr. Arezone also acknowledged and agreed that effective as of March 5, 2018, he is no longer a participant under our Change in Control Severance Policy.
For more information on Messrs. Seidel’s, Arezone’s, Gale’s and Ms. Hall’s employment agreements and the Amended and Restated Change in Control Severance Policy, see “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this Proxy Statement.
Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting for outstanding equity awards, and (ii) severance benefits under the Amended and Restated Change in Control Severance Policy. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction.
Executive Benefits and Perquisites
We provide limited perquisites and personal benefits to our named executive officers, including, among other items, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.
The named executive officers participate in our Vice President and Above Life Insurance Plan (the “Life Insurance Plan”) and Executive Long-Term and Short-Term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:

•	35% reduction after the age of 65;

•	an additional 25% of the original amount at the age of 70; and

•	an additional 15% of the original amount at the age of 75.
Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income, with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).
The named executive officers also participate in various health and welfare programs generally available to all employees. Historically, all employees, including named executive officers, who participated in our 401(k) plan were eligible to receive a 100% match on the first 1% of compensation deferred and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the Internal Revenue Service.
Corporate Tax and Accounting Considerations
Historically, Section 162(m) of the Code generally disallowed a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the three other highest paid executive officers, other than the chief financial officer. Qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. With the passage of the Tax Cuts Acts, Section 162(m) was amended to repeal the performance-based compensation exemption from the deduction limit and to include compensation paid to chief financial officers, effective for taxable years beginning after December 31, 2017. As a result, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives.
Stock Ownership Guidelines
In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of our shareholders. Under these guidelines, as updated by the Compensation Committee in 2014, the CEO is required to own stock having a value equal to six times his annual base salary and the other executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of (i) equity awards granted by the Company, the values of which are calculated based on the higher of (a) the grant date fair value of the equity awards or (b) the then-current value of the equity awards on the date compliance is determined, and/or (ii) shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under our equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to our stock ownership guidelines. Our current executive officers are in compliance with the policy as of March 16, 2018.
Compensation Clawback Policy
In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to our executive officers. The clawback policy requires that, in the event of a restatement of our financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, and the recovery of impacted compensation will not be contingent on any person’s misconduct. The SEC has not yet issued final regulations describing the specific requirements for the policy required under the Dodd-Frank Act. If necessary, we will revise our clawback policy in accordance with the new requirements after final regulations are released.
Insider Trading Policy
In 2017, the Governance and Nominating Committee amended our Insider Trading Policy to prohibit hedging and pledging Company securities by our directors and executive officers. None of our directors or executive officers have any shares that are pledged to third parties.
Compensation Committee Report
The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2018 Annual Meeting of Shareholders for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 21, 2018.
Compensation Committee:
John E. Caldwell (Chair)
Lynn Brubaker
Stephen R. Cole
John Donofrio
Jeffrey A. Graves, Ph.D.
Marvin R. Sambur, Ph.D.
Yuval Wasserman

Summary Compensation Table
The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2017, December 31, 2016 and, if applicable, December 31, 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Simon Raab, Ph.D. (6)	2017	701,923	190,606	—	1,562,499	—	9,697	2,464,725
President and Chief Executive Officer	2016	590,000	87,500	149,968	999,992	—	8,866	1,836,326
	2015	129,231	—	129,928	564,000	—	20,768	843,927

Robert E. Seidel	2017	258,500	24,380	53,691	161,156	—	10,960	508,687
Chief Financial Officer	2016	195,789	22,575	19,929	59,988	—	6,554	304,835

Kathleen J. Hall	2017	395,192	50,600	114,050	342,173	—	14,598	916,613
Chief Operating Officer	2016	366,865	78,750	105,430	317,279	—	12,300	880,624
	2015	348,279	—	80,301	275,829	54,903	14,630	773,942

Joseph Arezone	2017	385,192	44,850	111,182	333,556	—	28,188	902,968
Former Chief Commercial Officer	2016	360,326	76,650	105,430	317,279	—	95,920	955,605
	2015	345,297	—	—	363,837	33,463	321,133	1,063,730

Jody S. Gale	2017	351,000	32,292	74,559	223,756	—	7,848	689,455
Senior Vice President, General Counsel and Secretary	2016	339,055	49,140	65,803	198,008	—	7,910	659,916
	2015	296,500	—	68,344	234,836	24,837	8,355	632,872

(1)
Salary adjustments, if any, are applied each year in March. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis.

(2)
The amounts shown in this column for 2016 represent the discretionary cash bonus awarded to the named executive officers for 2016 and paid in 2017, and for 2017 represent the discretionary cash bonus awarded to the named executive officer for 2017 and paid in 2018, as described in the Compensation Discussion and Analysis under “Executive Compensation Components—Short-Term Incentives.”

(3)
Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 13 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 21, 2018.

(4)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards earned during the reported year but paid in the following year.

(5)	Includes for 2017:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Tax Equalization Payments ($)	Total ($)
Dr. Raab	684	324	477	8,212	—	9,697
Mr. Seidel	684	286	540	9,450	—	10,960
Ms. Hall	684	324	540	13,050	—	14,598
Mr. Arezone	684	324	540	7,212	19,428	28,188
Mr. Gale	684	324	540	6,300	—	7,848

(6)
The amounts shown for Dr. Raab include the following compensation he received for his service as the Chairman of the Board and as a member of the Board of Directors in 2016. In February 2017, after evaluating Dr. Raab’s role as our President and Chief Executive Officer and as a Director and Chairman of the Board, the Compensation Committee approved an increase of Dr. Raab’s base salary to $750,000, while removing his eligibility to receive the director and Chairman cash retainers and equity grants:

	2017	2016
Fees Earned or Paid in Cash (reported in the “Salary” column)	$—	$90,000
Stock Awards (annual director restricted stock grants)	—	149,968
Total Director Compensation	$—	$239,968

Chief Executive Officer Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Raab, our CEO:

For 2017, our last completed fiscal year:

▪	the median of the annual total compensation of all employees of our company (other than our CEO) was $58,425; and

▪	the annual total compensation of our CEO, as presented in the Summary Compensation Table, was $2,464,725.

Based on this information for 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 42:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

The median employee was identified by reviewing the base salary and wages actually paid during 2017 to all of our employees, excluding our CEO, who were employed by the Company on December 31, 2017. All of our employees were included, whether employed on a full-time, part-time or seasonal basis. Adjustments were made to annualize the compensation of employees who were not employed by the Company for the entire year.

After identifying the median employee based on base salary and wages, we then determined that median employee’s 2017 annual total compensation, including any perquisites and other benefits, using the same methodology used to determine the annual total compensation of our CEO for purposes of the Summary Compensation Table. The total compensation of our median employee was determined to be $58,425. This total compensation amount for our median employee was then compared to the total compensation of our CEO, disclosed above in the Summary Compensation Table, of $2,464,725. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

2017 Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to each of the named executive officers during 2017:

Name	Grant Date	Estimated Possible Payouts Under			All Other Stock Awards: Number of Shares or Units of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)

Dr. Raab	—	0	750,000	1,500,000	—	—	—	—
	3/3/2017	—	—	—	—	108,251	34.55	1,562,499
Mr. Seidel	—	0	106,000	212,000	—	—	—	—
	3/3/2017	—	—	—	1,554	—	—	53,691
	3/3/2017	—	—	—	—	11,165	34.55	161,156
Ms. Hall	—	0	200,000	400,000	—	—	—	—
	3/3/2017	—	—	—	3,301	—	—	114,050
	3/3/2017	—	—	—	—	23,706	34.55	342,173
Mr. Arezone	—	0	195,000	390,000	—	—	—	—
	3/3/2017	—	—	—	3,218	—	—	111,182
	3/3/2017	—	—	—	—	23,109	34.55	333,556
Mr. Gale	—	0	140,400	280,800	—	—	—	—
	3/3/2017	—	—	—	2,158	—	—	74,559
	3/3/2017	—	—	—	—	15,502	34.55	223,756

(1)
Reflects possible payout opportunities under our short-term cash incentive award program. Additional information about our short-term cash incentive award program is included in the Compensation Discussion and Analysis under “Executive Compensation Components.”

(2)	For named executive officers other than Dr. Raab, reflects time-based RSUs granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.

(3)	Reflects time-based stock options granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.

(4)
Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 13 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 21, 2018.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2017.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dr. Raab	60,000	—		—		29.98	12/4/2022	—		—	—		—
	34,737	34,738	(3)	—		39.05	12/7/2023	—		—	—		—
	—	108,251	(2)	—		34.55	3/3/2024	—		—	—		—
Mr. Seidel	2,000	—		—		43.33	5/12/2021	—		—	—		—
	2,000	1,000	(9)	—		59.97	2/27/2022	—		—	—		—
	1,616	3,231	(4)	—		33.05	3/2/2023	—		—	—		—
	—	11,165	(2)	—		34.55	3/3/2024	—		—	—		—
	—	—		—		—	—	1,554	(7)	73,038	—		—
Ms. Hall	26,252	—		—		38.57	7/15/2020	—		—	—		—
	3,552	—		—		57.54	2/28/2021	—		—	—		—
	2,940	—		8,355	(5)	59.97	2/27/2022	—		—	—		—
	8,546	17,090	(4)	—		33.05	3/2/2023	—		—	—		—
	—	23,706	(2)	—		34.55	3/3/2024	—		—	—		—
	—	—		—		—	—	—		—	814	(8)	38,258
	—	—		—		—	—	3,190	(6)	149,930	—		—
	—	—		—		—	—	3,301	(7)	155,147	—		—
Mr. Arezone	3,122	—		—		57.01	3/1/2019	—		—	—		—
	1,010	—		—		44.28	3/1/2020	—		—	—		—
	1,215	—		—		57.54	2/28/2021	—		—	—		—
	3,526	—		11,020	(5)	60.76	3/19/2022	—		—	—		—
	8,546	17,090	(4)	—		33.05	3/2/2023	—		—	—		—
	—	23,109	(2)	—		34.55	3/3/2024	—		—	—		—
	—	—		—		—	—	3,218	(7)	151,246	—		—
	—	—		—		—	—	3,190	(6)	149,930	—		—
Mr. Gale	13,597	—		—		49.60	2/3/2021	—		—	—		—
	2,489	—		7,113	(5)	59.97	2/27/2022	—		—	—		—
	5,333	10,666	(4)	—		33.05	3/2/2023	—		—	—		—
	—	15,502	(2)	—		34.55	3/3/2024	—		—	—		—
	—	—		—		—	—	—		—	693	(8)	32,571
	—	—		—		—	—	1,991	(6)	93,577	—		—
	—	—		—		—	—	2,158	(7)	101,426	—		—

(1)	Based on the closing price of our common stock of $47.00 on December 29, 2017, the last trading day of the most recently completed fiscal year, as reported on Nasdaq.

(2)	The stock options vest in three equal annual installments beginning March 3, 2018.

(3)	The remaining 50% will vest on December 7, 2018, subject to his continued membership on the Board of Directors of the Company.

(4)	The stock options vest in three equal annual installments beginning March 2, 2017.

(5)
The stock options are earned and vest in three annual installments beginning in 2016 contingent on meeting certain performance targets described in the Company’s long-term incentive program in fiscal years 2015, 2016 and 2017.

(6)	The RSUs vest on March 2, 2019, provided that the executive is employed by the Company on the vesting date.

(7)	The RSUs vest on March 3, 2020, provided that the executive is employed by the Company on the vesting date.

(8)
These RSUs vest in three annual installments beginning in 2016, contingent on meeting certain performance targets described in the Company’s long-term incentive program in fiscal years 2015, 2016 and 2017.

(9)	The stock option vested in three equal annual installments beginning February 27, 2016.

Option Exercises and Stock Vested in Fiscal Year 2017
This table summarizes amounts received upon vesting of shares of restricted stock and RSUs for the named executive officers during the year ended December 31, 2017. No stock options were exercised by the named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Dr. Raab	—	—	4,482	152,522
Mr. Seidel	—	—	—	—
Ms. Hall	—	—	136	4,692
Mr. Arezone	—	—	47	1,622
Mr. Gale	—	—	—	—

(1)
Value realized represents the number of shares underlying the exercised option multiplied by the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(2)
For Dr. Raab, reflects shares of restricted stock granted in 2016 that vested in 2017. For the other named executive officers, reflects RSUs granted in 2014, 2015 and 2016 that vested in 2017. Value realized represents the closing price of our common stock on the 2017 vesting dates multiplied by the number of shares vested. Upon the vesting of the RSUs, 53 and 15 shares were withheld from Ms. Hall and Mr. Arezone's vested RSUs for taxes, respectively.

Potential Payments Upon Termination or Change in Control
Stock Option Award Agreements with Dr. Raab. On December 7, 2016, we entered into a Nonqualified Stock Option Award Agreement with Dr. Raab. Pursuant to the agreement, Dr. Raab received a one-time equity grant of 69,475 time-based nonqualified stock options. Fifty percent of the options vested on December 7, 2017, and the remaining 50% of the options will vest on December 7, 2018. Upon a change in control, the options will become fully vested and exercisable.
Employment Agreement with Mr. Seidel. On December 21, 2016, we entered into an employment agreement with Mr. Seidel. Pursuant to the agreement, in the event Mr. Seidel’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Seidel’s resignation for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Seidel will become fully vested.
As defined in the agreement, “Cause” means: (i) failure to perform substantially his duties with the Company and/or any affiliate after written demand for substantial performance is delivered to him by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.

As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Mr. Seidel under the agreement, (ii) an ongoing material and substantial diminution in the duties of Mr. Seidel not consistent with that of an executive with his position and duties or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from his current office located in Lake Mary, Florida.
Employment Agreement with Ms. Hall. On April 27, 2016, we entered into an amended and restated employment agreement with Ms. Hall. Pursuant to the agreement, in the event Ms. Hall’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Ms. Hall’s resignation for Good Reason, she will be entitled to receive severance equal to her annual base salary, payable in approximately equal installments over a 12-month period (provided that she has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and her outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Ms. Hall will become fully vested.
As defined in the agreement, “Cause” means: (i) failure to perform substantially her duties with the Company and/or any affiliate after written demand for substantial performance is delivered to her by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.
As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Ms. Hall under the agreement, (ii) an ongoing material and substantial diminution in the duties of Ms. Hall not consistent with that of an executive with her position and duties or (iii) without the executive’s consent, our relocation of her principal office more than 25 miles from her current office location in Exton, PA.
Employment Agreement with Mr. Arezone. On April 27, 2016, we entered into an employment agreement with Mr. Arezone. Pursuant to the agreement, in the event Mr. Arezone’s employment was terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Arezone’s resignation for Good Reason, he would have been entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he had executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complied with certain non-competition restrictions), and his outstanding and unvested stock options and RSUs would have become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Arezone would have become fully vested.
As defined in the agreement, “Cause” meant: (i) failure to perform substantially his duties with the Company or any affiliate after written demand for substantial performance was delivered to him by or on behalf of the Board and such failure was not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that was materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harmed the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.
As defined in the agreement, “Good Reason” meant: (i) an uncured material breach by the Company of the Company’s obligations to Mr. Arezone under the agreement, (ii) an ongoing material and substantial diminution in the duties of Mr. Arezone not consistent with that of an executive with his position and duties or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from our current office locations in Lake Mary, Florida; Exton, Pennsylvania; Stuttgart, Germany; or Singapore.
Effective as of March 5, 2018, Mr. Arezone stepped down from his role as Chief Commercial Officer due to his desire to relocate to be closer to his family. He now serves as our Senior Vice President, Corporate Strategy & Initiatives. In connection with his reduced role, on March 5, 2018, we entered into a letter agreement with Mr. Arezone terminating his employment agreement. Pursuant to the terms of the letter agreement, Mr. Arezone also acknowledged and agreed that the change to his position, duties, responsibilities, compensation, work location and other terms and conditions of his employment with the Company contemplated by the letter agreement does not constitute “Good Reason” under his employment agreement.
Employment Agreement with Mr. Gale. On April 27, 2016, we entered into an amended and restated employment agreement with Mr. Gale. Pursuant to the agreement, in the event Mr. Gale’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Gale’s resignation for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Gale will become fully vested.
As defined in the agreement, “Cause” means: (i) failure to perform substantially his duties with the Company or any affiliate after written demand for substantial performance is delivered to him by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.
As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Mr. Gale under the agreement, (ii) an ongoing material and substantial diminution in the duties of Mr. Gale not consistent with that of an executive with his position and duties or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from his current office located in Lake Mary, Florida.
Change in Control Severance Policy. As of December 31, 2017, Messrs. Seidel, Arezone and Gale and Ms. Hall were covered by the Change in Control Severance Policy adopted by the Company on November 7, 2008 and amended and restated on April 9, 2015 (the “Policy”). Pursuant to the terms of the Policy, if, within 12 months following the occurrence of a change in control (as defined in the Policy), the executive’s employment with the Company is terminated without Cause or the executive resigns for Good Reason, the executive is entitled to receive:

•
a lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the 12-month period immediately prior to his or her date of termination, plus (ii) the average of the annual cash bonus earned by him or her during our last three completed fiscal years;

•
if the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a prorated portion of the average annual cash bonus earned by him or her during our last three completed fiscal years; and

•	continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.
As defined in the Policy, “Cause” means: (i) the failure to perform substantially a participant’s duties with the Company and/or any subsidiary (excluding any such failure resulting from the participant’s disability) after written demand for substantial performance is delivered to such participant by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary, (iv) obstruction or impediment of, or failure to materially cooperate with, an “investigation” (as defined in the Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company or any subsidiary, or (viii) accepting a bribe or kickback.
“Good Reason” means, without the executive’s express written consent, (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly-traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Policy.
Effective as of March 5, 2018, Mr. Arezone stepped down from his role as Chief Commercial Officer due to his desire to relocate to be closer to his family. He now serves as our Senior Vice President, Corporate Strategy & Initiatives. In connection with his reduced role, on March 5, 2018, we entered into a letter agreement with Mr. Arezone terminating his employment agreement. Pursuant to the terms of the letter agreement, Mr. Arezone also acknowledged and agreed that (i) effective as of March 5, 2018, he will no longer be a participant under the Policy, and (ii) the change to his position, duties, responsibilities, compensation, work location and other terms and conditions of his employment with the Company contemplated by the letter agreement does not constitute “Good Reason” under the Policy.

Payments in Connection with a Termination of Employment or Upon a Change in Control. The following table presents estimates of the amounts of compensation that would have been payable to the named executive officers upon their termination of employment without Cause, by us providing writing notice of the non-extension of the employment period set forth in the named executive officer’s respective employment agreement or resignation for Good Reason, upon their death or disability or upon the occurrence of a change in control regardless of whether they incurred a subsequent termination of employment, as of December 29, 2017 (the last business day of 2017). The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.

	Termination of Employment without Cause or for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause, By Not Extending the Employment Period or By Executive for Good Reason (not in connection with a Change in Control)($)		Termination upon Death($)		Termination upon Disability ($)		Upon Change in Control without Termination of Employment ($)
Dr. Raab
Cash Payment(s)	—		—		750,000	(3)	142,000	(4)	—
Equity Acceleration (5)	1,623,892		—		—		—		1,623,892
Health Benefits(6)	—		—		—		—		—
Total	1,623,892		—		750,000		142,000		1,623,892
Mr. Seidel
Cash Payment(s)	304,022	(1)	265,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	257,115		257,115		—		—		257,115
Health Benefits(6)	6,477		—		—		—		—
Total	567,614		522,115		750,000		142,000		257,115
Ms. Hall
Cash Payment(s)	522,835	(1)	400,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	876,880		876,880		38,258		38,258		876,880
Health Benefits(6)	6,477		—		—		—		—
Total	1,406,192		1,276,880		788,258		180,258		876,880
Mr. Arezone
Cash Payment(s)	493,309	(1)	390,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	827,289		827,289		—		—		827,289
Health Benefits(6)	6,477		—		—		—		—
Total	1,327,075		1,217,289		750,000		142,000		827,289
Mr. Gale
Cash Payment(s)	421,846	(1)	351,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	569,365		569,365		32,571		32,571		569,365
Health Benefits(6)	16,248		—		—		—		—
Total	1,007,459		920,365		782,571		174,571		569,365

(1)
Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during our last three completed fiscal years, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, a pro rata share of the average of the annual cash bonus earned by the executive during our last three completed fiscal years payable pursuant to the Policy.

(2)	Reflects for Messrs. Seidel, Arezone, and Gale, and Ms. Hall an amount equal to the executive’s base salary, payable in installments over 12 months pursuant to their respective employment agreements.

(3)	Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(4)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.

(5)
All outstanding and unvested RSUs granted to the named executive officers prior to 2016 become fully vested upon their death or disability pursuant to the 2014 Incentive Plan and their equity award agreements. In addition, for Messrs. Seidel, Arezone, and Gale and Ms. Hall, their outstanding and unvested stock options and RSUs will become fully vested and exercisable as of the date of their termination without Cause or for Good Reason pursuant to their employment agreements or if we have provided written notice of non-extension of the employment period set forth in their employment agreements. In the event of a change in control:

▪	for Messrs. Seidel, Arezone, and Gale and Ms. Hall, all outstanding and unvested stock options and RSUs will become fully vested and exercisable pursuant to their employment agreements; and

▪
for Dr. Raab, his outstanding and unvested stock options granted in 2016 will become fully vested and exercisable pursuant to such equity award agreement, and his outstanding and unvested stock options granted in 2017 will become fully vested and exercisable pursuant to the 2014 Incentive Plan if such options are not converted, assumed or substituted in connection with the change in control.

Amounts reflect the intrinsic value of unvested stock options and RSUs whose vesting will be accelerated, based on the closing price of our common stock on December 29, 2017, the last trading day of fiscal year 2017 ($47.00).

(6)	Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2017 rates for the applicable time period pursuant to the Policy.

Risk Assessment of Overall Compensation Program
The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
The following table provides information as of December 31, 2017 regarding equity compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,394,701	(2)	$45.93	(3)	884,460	(4)
Equity compensation plans not approved by security holders(5)	—		—		—
Total	1,394,701		$45.93		884,460

(1)	Consists of the 2009 Equity Plan and the 2014 Incentive Plan.

(2)
We had 1,156,763 options outstanding as of December 31, 2017, all of which are included in column (a). We also had 237,938 RSUs outstanding as of December 31, 2017, which are included in column (a), and 19,554 shares of restricted stock, which are not included in column (a).

(3)
Calculation of weighted average exercise price of outstanding awards includes stock options but does not include RSUs that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 4.3 years.

(4)
Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2014 Incentive Plan includes any shares underlying awards outstanding under the 2009 Equity Plan and 2004 Equity Plan as of the effective date of the 2014 Incentive Plan that thereafter terminate or expire unexercised, or are canceled, forfeited or lapse for any reason.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

PROPOSAL 4
APPROVAL OF AMENDMENTS TO THE FARO TECHNOLOGIES, INC. 2014 INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 4, THE APPROVAL OF AMENDMENTS TO THE FARO TECHNOLOGIES, INC. 2014 INCENTIVE PLAN.

On April 15, 2014, our Board of Directors adopted, and on May 29, 2014 our shareholders approved, the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). In March 2018, based on the recommendation of our Compensation Committee, our Board of Directors adopted amendments to the 2014 Incentive Plan (the “Amendments”) and directed that the Amendments be submitted to our shareholders for consideration and approval at the Annual Meeting. The Amendments will become effective on the date they are approved by our shareholders. The Amendments principally would:

•
Increase the maximum number of shares available for grant under the 2014 Incentive Plan by an additional 1,000,000 shares, from 1,974,543 shares to 2,974,543 shares, plus the number of shares (not to exceed 891,960) underlying awards outstanding under our 2009 Equity Incentive Plan as of May 29, 2014 that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. Of the shares previously authorized, approximately 707,120 shares remained available for new grants as of March 20, 2018. The maximum number of shares of common stock available for the grant of awards under the 2014 Incentive Plan, as proposed to be amended (the “Amended Plan”), is subject to adjustment for corporate events such as recapitalizations, stock splits, stock dividends and other corporate events.

•
Utilize a fungible share pool design so that each share covered by a full-value award, such as a restricted stock, stock unit or performance award payable in our common stock, counts as 1.7 shares (rather than 1.0 shares) against the share reserve.

•
Make all dividends and dividend equivalents accrued pursuant to unvested full-value awards subject to the same restrictions as the underlying award and provide that such dividends or dividend equivalents may not be paid or distributed until the vesting provisions of the underlying full-value award are satisfied.

Background and Purpose of the Proposal
The use of stock-based awards under the 2014 Incentive Plan has been a significant component of our compensation program since its original adoption in 2014. The 2014 Incentive Plan helps us retain talented employees and directors and provides a method for those persons to acquire stock ownership or awards, the value of which is correlated to the performance of our common stock.
The Compensation Committee and the Board reviewed the fact that the number of shares remaining available for future grants under the 2014 Incentive Plan, which was approximately 884,160 shares as of December 31, 2017 and approximately 707,120 shares as of March 20, 2018, would likely be insufficient to make awards of equity-based compensation through the date of the 2019 Annual Meeting of Shareholders having the same value that typically have been awarded as part of annual grants to our executives and other employees during prior years. Equity grants to executives and other employees are made on an annual basis at the beginning of the calendar year with additional grants made for certain new hires or in connection with an acquisition. Over the past three years, we have granted equity awards representing a total of:
•approximately 185,401 shares from January 1, 2018 through March 20, 2018;
•approximately 423,769 shares in 2017;
•approximately 423,840 shares in 2016; and
•approximately 531,299 shares in 2015.

We believe that the approval of the Amendments will give us the flexibility to continue making stock-based grants over the next three to four years in amounts determined appropriate by the Compensation Committee. This timeline is an estimate used to determine the number of additional shares of common stock requested under the Amendments, and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to our hiring activity over the next few years, the future price of our common stock and award levels. The closing price of our common stock as of March 20, 2018 was $61.30 per share, as reported on the Nasdaq Global Select Market.
As of December 31, 2017, our dilution (calculated as the number of shares available for grant under the 2014 Incentive Plan divided by the total number of shares of our common stock outstanding) was approximately 5.3%. If the Amendments are approved, the potential dilution from issuances authorized under the 2014 Incentive Plan as of December 31,

2017 would increase to approximately 11.2%. See “Shares Subject to the Amended Plan” for additional information regarding the number of available shares being requested pursuant to the Amendments. While we acknowledge the potential dilutive effect of stock-based compensatory awards, the Board and the Compensation Committee believe that the performance and motivational benefits that can be achieved from offering such awards outweigh this potential dilutive effect.

Key Features of the Amended Plan

The Amended Plan contains a number of provisions that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including:

•
No repricing of stock options or SARs. The Amended Plan prohibits the repricing of stock options or stock appreciation rights (“SARs”) without shareholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

•
No liberal change-in-control definition. The change-in-control definition contained in the Amended Plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•	No award may be transferred for value. The Amended Plan prohibits the transfer of unexercised, unvested or restricted awards to independent third parties for value.

•
No dividends or dividend equivalents on unvested or unearned awards. The 2014 Incentive Plan currently provides that dividends and dividend equivalents on unvested but earned awards are paid as accrued. The Amended Plan prohibits the current payment of dividends or dividend equivalent rights on unearned or unvested awards.

•
Fungible share pool. The Amended Plan utilizes a fungible share pool design under which each share covered by a full-value award counts as 1.7 shares against the share reserve, thereby helping reduce the dilutive effects of the Amended Plan for our shareholders.

•
Minimum vesting. Subject to certain limited exceptions, full-value awards, options and SARs granted under the Amended Plan will either (i) be subject to a minimum vesting period of three years for employees (which may include graduated vesting within such three-year period), one year if the vesting is based on performance criteria other than continued service, or one year for non-employee directors or (ii) be granted solely in exchange for foregone cash compensation.

The following summary of the Amended Plan is not a comprehensive description of all provisions of the Amended Plan and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Amended Plan, which is attached as Appendix A to this Proxy Statement and is marked to show the proposed Amendments.

Purposes of the Amended Plan
The purpose of the Amended Plan is to promote the Company’s success by linking the personal interests of our employees, officers and directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. The Amended Plan is also intended to enhance our ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. The Amended Plan allows the Compensation Committee the ability to award restricted stock, restricted stock units, stock options, performance awards and stock appreciation rights subject to vesting and certain other terms and conditions.

Eligibility
The Amended Plan permits the grant of incentive awards to employees, officers and directors of the Company and its affiliates as selected by the Compensation Committee. The number of eligible participants in the Amended Plan will vary from year to year. As of March 20, 2018, the number of eligible participants was approximately 1,700.

Administration
The Amended Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will maintain the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any plan, program or policy for the grant of awards as it may deem necessary or advisable, including but not limited to short-term incentive programs; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Amended

Plan; and make all other decisions and determinations that may be required under the Amended Plan. Our Board of Directors may at any time administer the Amended Plan.

Permissible Awards
The Amended Plan authorizes the granting of awards in any of the following forms:

•
options to purchase shares of our common stock, which may be designated under the Code as non-statutory stock options (which may be granted to all participants) or incentive stock options (which be granted to officers and employees but not to non-employee directors);

•
stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•
restricted or deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting or performance criteria in the case of RSUs;

•
performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the Amended Plan may be granted in the form of a performance award);

•	other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and

•	any other right or interest related to stock or cash.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or stock appreciation rights; however, the Amendments provide that they will be subject to the same restrictions and risk of forfeiture as the underlying equity award.

Shares Subject to the Amended Plan
As of the May 29, 2014 effective date of the 2014 Incentive Plan, the maximum number of shares reserved for issuance and available for the grant of awards on and after May 29, 2014 was 1,200,000 shares plus (i) 774,543 shares that remained available for issuance under our 2009 Equity Incentive Plan as of May 29, 2014, and (ii) the number of shares (not to exceed 891,960) underlying awards outstanding under our 2009 Equity Incentive Plan as of May 29, 2014 that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. Since May 29, 2014, and through December 31, 2017, a total of 1,090,383 shares of common stock have been issued pursuant to or are subject to awards under the 2014 Incentive Plan, net of allowed cancellations for termination of employment and expirations of stock options without being exercised. Therefore, at December 31, 2017, a total of 884,160 shares of common stock were authorized and remained available for issuance under the 2014 Incentive Plan. At March 20, 2018, a total of approximately 707,120 shares of common stock were authorized and remained available for issuance under the 2014 Incentive Plan.
The Amendments would increase the total number of shares of common stock available for grant of awards under the 2014 Incentive Plan by an additional 1,000,000 shares, from 1,974,543 shares to 2,974,543 shares, plus the number of shares (not to exceed 891,960) underlying awards outstanding under our 2009 Equity Incentive Plan as of May 29, 2014 that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. If an award granted under the Amended Plan expires, is forfeited or becomes unexercisable for any reason, the undelivered shares of common stock that were subject to the award will be available for future awards under the Amended Plan. The following shares of common stock may not again be made available for issuance as awards under the Amended Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding option or SAR, or (ii) shares of common stock delivered or withheld to pay the exercise price or withholding taxes related to an outstanding award.
The Amendments provide that in determining the number of shares to be counted against the share reserve (or toward the share reserve, in the event the shares underlying an award become available for issuance of future awards) in connection with any award under the Amended Plan, the following rules apply: (i) awards for which the number of shares is variable on the grant date will be counted against the reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be received; (ii) full-value awards will be counted against the share reserve as 1.7 shares for every one share granted; and (iii) option and SAR awards will be counted against the share reserve as one share for every share granted. Under the 2014 Incentive Plan, all awards are counted against the share reserve at the rate of one share for every share underlying such award.

Limitations on Individual Awards
The maximum aggregate number of shares of our common stock subject to stock-based awards that may be granted under the Amended Plan in any 12-month period to any one participant is as follows: options, 200,000; stock appreciation rights, 200,000 and performance-based stock awards, 200,000. The maximum aggregate amount awarded or credited with respect to cash-based awards under the Amended Plan to any one participant in any 12-month period is $1,000,000. The maximum aggregate number of shares of our common stock subject to any award that may be granted under the Amended Plan in any 12-month period to any one non-employee director is 200,000.

Minimum Vesting Requirements
Except in the case of substitute awards (which are awards honored or assumed, or new rights substituted for such awards, by the new employer following a change in control of the Company), and replacement awards (which are awards made to employees of companies acquired by the Company to replace incentive awards held by such employees prior to the acquisition), full-value awards, options and SARs granted under the Amended Plan will either (i) be subject to a minimum vesting period of three years for employees (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or one year for non-employee directors or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Compensation Committee may permit acceleration of vesting of such full-value awards in the event of the participant’s death, disability or retirement, involuntary termination of employment or the occurrence of a change in control, and (ii) the Compensation Committee may grant full-value awards covering 10% or fewer of the total number of shares authorized under the Amended Plan without these minimum vesting requirements.

Grants to Non-Employee Directors
Grants of awards to non-employee directors under the Amended Plan will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Accordingly, the Compensation Committee may not make discretionary grants to non-employee directors under the Amended Plan.

Limitations on Transfer; Beneficiaries
A participant generally may not assign or transfer an award other than by will or the laws of descent and distribution. However, the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Change in Control
Unless otherwise provided in an award certificate or any special plan document or separate agreement with a participant governing an award: (A) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then (i) all of that participant’s outstanding awards will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of termination based upon (a) the assumed achievement of all relevant performance goals at the target level, if the date of termination occurs during the first half of the performance period, or (b) the actual level of achievement of all relevant performance goals (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the performance period, and, in either case, the awards will payout on a prorata basis, based on the length of time within the performance period that has elapsed prior to the date of termination; and (B) upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board then, as of the effective date of such change in control, (i) all of that participant’s outstanding awards will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of the change in control based upon (a) the assumed achievement of all relevant performance goals at the target level, if the change in control occurs during the first half of the performance period, or (b) the actual level of achievement of all relevant performance goals (measured as of the date of the change in control), if the change in control occurs during the second half of the performance period, and, in either case, the awards will payout on a prorata basis, based on the length of time within the performance period that has elapsed prior to the date of termination.

Discretionary Acceleration
The Compensation Committee may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested, subject to the minimum vesting requirements discussed above. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments
In the event of a transaction between the Company and its shareholders that causes the per-share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Amended Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment
Our Board or Compensation Committee may, at any time and from time to time, terminate or amend the Amended Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, our Board or Compensation Committee may condition any amendment on the approval of the shareholders for any other reason. No termination or amendment of the Amended Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.
The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing
As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without shareholder approval. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise or base price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require shareholder approval.

Certain U.S. Federal Income Tax Effects
The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Amended Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.
Nonstatutory Stock Options
There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the Amended Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options
There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
SARs
A participant receiving a stock appreciation right under the Amended Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.
Restricted Stock
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.
Restricted or Deferred Stock Units
A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
Performance Awards Payable in Cash
A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
Performance-Based Compensation under Section 162(m)
Code Section 162(m) as in effect when the 2014 Incentive Plan was adopted and prior to the enactment of the Tax Cuts and Jobs Act in December 2017 (the “Tax Cuts Act”) generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed for the taxable year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if a company met specified requirements set forth in the Code and applicable Treasury Regulations.
The Tax Cuts Act retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. “Covered employees” now includes any person who served as CEO or CFO at any time during a taxable year, the three other highest paid executive officers for the taxable year, and any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation we pay in 2018 and later years to our covered employees in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Compensation Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the tax reform legislation with respect to performance-based compensation in excess of $1 million payable under outstanding awards (including option awards) granted before November 2, 2017 under our 2014 Incentive Plan in order to qualify them for transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the related requirements for transitional relief. Any and all awards that we grant in 2018 or later to covered employees pursuant to the Amended Plan, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation.

Code Section 409A
The Amended Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the Amended Plan are generally exempt from the application of Code Section 409A. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.
Tax Withholding
The Company or any affiliate has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Amended Plan.

New Plan Benefits

As described above, the Compensation Committee, in its discretion, will select the participants who receive awards and the size and types of those awards. It is, therefore, not possible to predict the awards that will be made to particular individuals or groups under the Amended Plan. The following table sets forth the awards received by or allocated to the groups listed under the 2014 Incentive Plan in 2017:

	Plan Benefits
Name and Principal Position	Number of RSUs Granted	Number of Stock Options Granted
Executive officers as a group	11,587	191,475
Non-employee directors as a group	19,554	—
Employees (not including executive officers) as a group	124,834	76,319

Stock options and RSUs awarded to the named executive officers in 2017 under the 2014 Incentive Plan are set forth in the 2017 Grants of Plan-Based Awards table. The number of shares of restricted stock awarded to non-employee directors in fiscal 2017 under the 2014 Incentive Plan are set forth in the 2017 Director Compensation table.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of March 20, 2018 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 16,952,762 shares of common stock outstanding as of March 20, 2018.
To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in the care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Simon Raab, Ph.D. (1)	297,781	1.8%
John Donofrio (2)	23,690	*
Stephen R. Cole (3)	32,892	*
Marvin R. Sambur, Ph.D. (4)	27,134	*
John E. Caldwell (5)	19,972	*
Lynn Brubaker (6)	11,073	*
Yuval Wasserman (7)	2,020	*
Jeffrey A. Graves, Ph.D. (8)	2,020	*
Kathleen J. Hall (9)	59,997	*
Jody S. Gale (10)	23,562	*
Joseph Arezone (11)	10,319	*
Robert E. Seidel (12)	11,952	*
All current directors and executive officers as a group (13 persons)(13)	525,659	3.1%
PRIMECAP Management Company (14)	1,780,500	10.5%
BlackRock, Inc. (15)	2,168,887	12.8%
The Vanguard Group, Inc. (16)	1,586,579	9.4%
Barrow, Hanley, Mewhinney & Strauss LLC (17)	1,202,839	7.1%
Dimensional Fund Advisors LP (18)	1,134,721	6.7%

*	Represents less than one percent of our outstanding common stock.

(1)
Includes 44,315 shares held by Xenon Research, Inc., over which Dr. Raab and his spouse have investment control, and 110,000 shares held by a revocable trust of which Dr. Raab is settlor and trustee. Also includes options to purchase (i) 42,599 shares at $29.98 per share, (ii) 34,737 shares at $39.05 and (iii) 36,083 shares at $34.55.

(2)	Includes 2,873 shares of restricted stock.

(3)
Includes 4,022 shares of restricted stock. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children, 7,000 shares held by Snow Powder Ridge Limited., and 21,380 shares held by Seeonee Inc., over which Mr. Cole has investment control.

(4)	Includes 2,873 shares of restricted stock.

(5)	Includes 2,873 shares of restricted stock.

(6)	Includes 2,873 shares of restricted stock and 8,200 shares held by the Cornelius-Brubaker Trust.

(7)	Includes 2,020 shares of restricted stock.

(8)	Includes 2,020 shares of restricted stock.

(9)
Includes options to purchase (i) 26,252 shares at $38.57 per share, (ii) 3,552 shares at $57.54 per share, (iii) 4,610 shares at $59.97 per share, (iv) 17,090 shares at 33.05 per share and (v) 7,902 shares at $34.55 that are currently exercisable.

(10)	Includes options to purchase (i) 13,597 shares at $49.60 per share, (ii) 3,556 shares at $59.97 per share and (iii) 5,167 shares at $34.55 that are currently exercisable.

(11)	Includes options to purchase (i) 3,122 shares at $57.01 per share, (ii) 1,215 shares at $57.54 per share and (iii) 5,727 shares at $60.76 that are currently exercisable.

(12)
Includes options to purchase (i) 2,000 shares at $43.33 per share, (ii) 3,000 shares at $59.97 per share, (iii) 3,231 shares at $33.05 and (iv) 3,721 shares at $34.55 that are exercisable currently or within 60 days of March 16, 2018.

(13)	Includes options to purchase 220,403 shares that are exercisable currently or within 60 days of March 16, 2018. Also includes 267 shares of restricted stock.

(14)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 27, 2018 by PRIMECAP Management Company, an investment advisor. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105. According to the Schedule 13G/A, PRIMECAP Management Company has sole voting power with respect to 1,530,322 shares and sole dispositive power with respect to 1,780,500 shares.

(15)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 2,132,274 shares and sole dispositive power with respect to 2,168,887 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC, and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(16)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc., an investment advisor. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 22,286 shares, sole dispositive power with respect to 1,565,213 shares, shared voting power with respect to 890 shares and shared dispositive power with respect to 21,366 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 20,476 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,700 shares as a result of its serving as investment manager of Australian investment offerings.

(17)
The number of shares reported is based on the Schedule 13G filed with the SEC on February 12, 2018 by Barrow, Hanley, Mewhinney & Strauss, LLC, an investment advisor. The address of Barrow, Hanley, Mewhinney & Strauss, LLC is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. The Schedule 13G reports that Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 824,039 shares, shared voting power with respect to 378,800 shares and sole dispositive power with respect to 1,202,839 shares.

(18)
The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, an investment advisor. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 1,083,256 shares and sole dispositive power with respect to 1,134,721 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any shareholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.
Our Board has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the proposed transaction;

•	The impact of the proposed transaction on the independence of the members of the Board, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.
The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.
Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.
There were no transactions in 2017, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Section 16(a) forms furnished to us in 2017 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors, executive officers and persons who beneficially own more than ten percent of our common stock complied with the Section 16(a) filing requirements during the year ended December 31, 2017, except for the Form 4s reporting the grant of restricted stock to each of Dr. Graves and Mr. Wasserman on December 11, 2017, which were filed one day late.
.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of 2018 Annual Meeting of Shareholders and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an Annual Meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our Bylaws and described under “Deadline for Receipt of 2019 Shareholder Proposals and Director Nominees.” No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our Bylaws.

DEADLINE FOR RECEIPT OF 2019 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES
If a shareholder wants to have a proposal formally considered at the 2019 Annual Meeting of Shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before November 29, 2018 and the proposal must comply with SEC rules; provided, however, that if the date of our 2019 Annual Meeting of Shareholders is more than 30 days before or after May 11, 2019 (the one-year anniversary of the Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.
In addition, if a shareholder wants to make a proposal for consideration at the 2019 Annual Meeting of Shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2019 Annual Meeting of Shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our Bylaws, between January 11, 2019 and February 10, 2019.
If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Governance and Nominating Committee,” beginning on page 16 of this Proxy Statement. For the 2019 Annual Meeting of Shareholders, we must receive the nomination, which must conform to the notice requirements set forth in our Bylaws, between January 11, 2019 and February 10, 2019.
If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2019 Annual Meeting of Shareholders.

2017 ANNUAL REPORT
On February 21, 2018, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2017. Copies of our 2017 Annual Report on Form 10-K, including the financial statements thereto, without the accompanying exhibits, may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com and first clicking “Investor Relations” and then “SEC Filings;” or by accessing the SEC’s EDGAR database at www.sec.gov. A list of exhibits is included in the 2017 Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

By Order of the Board of Directors,

JODY S. GALE
Senior Vice President, General Counsel and Secretary
March 29, 2018

Appendix A

FARO TECHNOLOGIES, INC.
2014 INCENTIVE PLAN
(As proposed to be amended May 11, 2018)

ARTICLE 1 PURPOSE
ARTICLE 1
PURPOSE
1.1.    GENERAL. The purpose of the FARO Technologies, Inc. 2014 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of FARO Technologies, Inc. (the “Company”), by linking the personal interests of employees, officers, and directors of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, and directors of the Company and its Affiliates.
ARTICLE 2
DEFINITIONS
2.1.    DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:
(a)    “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b)    “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c)    “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)    “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) the failure of the Participant to perform substantially his duties with the Company and/or any Affiliate (excluding any such failure resulting from the Participant’s Disability) after a written demand for substantial performance is delivered to the Participant by or on behalf of the Board which identifies the manner in which the Board believes that the Participant has not substantially performed his duties and providing the Participant a minimum of 30 days to cure the identified deficiencies, (ii) the Participant engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any Affiliate, (iii) the Participant engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any Affiliate, (iv) the Participant obstructing, impeding or failing to materially cooperate with an investigation authorized by the Board (provided that the Participant shall be given written notice and a reasonable opportunity to cure any alleged breach of this clause (iv)), (v) the Participant being convicted of, or pleading nolo contondere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) the Participant is found liable in any SEC or other civil or criminal securities law action, (vii) the Participant commits an act of fraud or embezzlement against the Company or any Affiliate, or (viii) the Participant accepting a bribe or kickback. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.
(g)    “Change in Control” means and includes the occurrence of any one of the following events:
i.    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any person becoming a director subsequent to the Effective Date but prior to any Change in Control, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
ii.    any person is or becomes an owner or Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that the event described in this subsection (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below), (E) pursuant to any acquisition by a Non-Employee Director or an executive officer of the Company or any group of persons including a Non-Employee Director or executive officer of the Company (or any entity controlled by the Non-Employee Director or executive officer or any group of persons including the Non-Employee Director or executive officer), or (F) through a transaction (other than one described in subsection (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this subsection (ii);
iii.    the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of the corporation or other entity resulting from, or succeeding to the interests of the Company in, such Business Combination (or, if applicable, the ultimate parent entity that has the power to elect a majority of the directors of such corporation or other entity) (the “Surviving Corporation”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation) is or becomes the owner or Beneficial Owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”; or
iv.    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any person acquires Beneficial Ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the Beneficial Owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur and (B) with respect to an Award that is considered deferred compensation subject to Code Section 409A, if the definition of Change in Control results in the payment of such Award, then such definition shall be amended to the minimum extent necessary, if at all, so that the definition satisfies the requirements of a change of control under Code Section 409A. For purposes of this Change in Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, and “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.
(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(i)    “Committee” means the committee of the Board described in Article 4.
(j)    “Company” means FARO Technologies, Inc., a Florida corporation, or any successor corporation.
(k)    “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any

Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(l)    “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).
(m)    “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
(n)    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.
(o)    “Dividend Equivalent” means a right granted with respect to ~~an~~a Full-Value Award pursuant to Article 12.
(p)    “Effective Date” has the meaning assigned such term in Section 3.1.
(q)    “Eligible Participant” means an employee, officer, or director of the Company or any Affiliate.
(r)    “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.
(s)    “Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.
(t)    “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).
(u)    “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.
(v)    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(w)    “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.
(x)    “Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non- employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.
(y)    “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(z)    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
(aa)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(bb)    “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.
(cc)    “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.
(dd)    “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(ee)    “Performance Award” means any award granted under the Plan pursuant to Article 10.
(ff)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(gg)    “Plan” means the FARO Technologies, Inc. 2014 Incentive Plan, as amended from time to time.
(hh)    “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162 (m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(ii)    “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.
(jj)    “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.
(kk)    “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(ll)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.
(mm)    “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 15), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.
(nn)    “Stock” means the $0.001 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.
(oo)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(pp)    “Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.
(qq)    “1933 Act” means the Securities Act of 1933, as amended from time to time.
(rr)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3
EFFECTIVE TERM OF PLAN
3.1.    EFFECTIVE DATE. The Plan will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).
3.2.    TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the 2024 shareholders’ meeting or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.
ARTICLE 4
ADMINISTRATION
4.1.    COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
4.2.    ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
4.3.    AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to: (a) grant Awards; (b) designate Participants; (c) determine the type or types of Awards to be granted to each Participant; (d) determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate; (e) determine the terms and conditions of any Award granted under the Plan; prescribe the form of each Award Certificate, which need not be identical for each Participant; (g) decide all other matters that must be determined in connection with an Award; (h) establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan; (i) make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; (j) amend the Plan or any Award Certificate as provided herein; and (k) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.
Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 5.4 hereof, and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of Independent Directors. The Committee may not make other discretionary grants hereunder to Non-Employee Directors.
4.4.    DELEGATION.
(a)    Administrative Duties. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.
(b)    Special Committee. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.
4.5.    INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 5
SHARES SUBJECT TO THE PLAN
5.1.    NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be ~~1~~2,200,000 Shares plus (i) the number of Shares reserved but unissued as of the Effective Date under the Company’s 2009 Equity Incentive Plan (the “Prior Plan”), and (ii) the number of Shares (not to exceed 891,960) underlying awards outstanding as of the Effective Date under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason; provided that, as of the Effective Date, no further awards shall be made pursuant to the Prior Plan. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be ~~1~~2,200,000.
5.2.    SHARE COUNTING. In determining the number of Shares ~~covered by an Award shall~~ to be ~~subtracted from~~counted against the Plan share reserve as of the Grant Date~~, but shall be~~ or added back to the Plan share reserve ~~or otherwise treated in accordance with subsections (~~the following rules shall apply:
(a)    Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.
(b)    Shares that are subject to Full-Value Awards shall be counted against the share reserve as 1.7 Shares for every one Share granted.
~~5.2~~(c)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a~~) through (g) of this Section 5.2~~ lesser number of shares could be received.

~~(a)~~(d)    Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
~~(b)~~(e)    The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).
~~(c)~~(f)    Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
~~(d)~~(g)    Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.
~~(e)~~(h)    To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards made under the Plan.
~~(f)~~(i)    Substitute Awards made pursuant to Section 14.9 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
~~(g)~~(j)    Subject to applicable Exchange requirements, shares available under a shareowner-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards made to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.
(k)    Each Share that again becomes available for Awards as provided in this Section 5.2 shall correspondingly increase the share reserve under Section 5.1 by (i) one Share if such Share was subject to an Option or Stock Appreciation Right Award under the Plan, and (ii) 1.7 Shares if such Share was subject to a Full-Value Award under the Plan.
5.3.    STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4.    LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):
(a)    Options. The maximum number of Options granted under the Plan in any 12-month period to any one Participant shall be for 200,000 Shares.
(b)    SARs. The maximum number of Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be with respect to 200,000 Shares.
(c)    Performance Awards. With respect to any one 12-month period (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $1,000,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 200,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one 12-month period is the total amount payable or Shares earned for the performance period divided by the number of 12- month periods in the performance period.
(d)    Awards to Non-Employee Directors. The maximum aggregate number of Shares associated with any Award granted under the Plan in any 12-month period to any one Non-Employee Director shall be 200,000 Shares.
5.5.    MINIMUM VESTING REQUIREMENTS. Except in the case of substitute Awards granted pursuant to Section 14.9 and to the following sentence, Full-Value Awards, Options and SARs granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years for employees (which may include graduated vesting within such three-year period) or one year for Non-Employee Directors, or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may permit acceleration of vesting of such Full-Value Awards, Options or SARs in the event of the Participant’s death, Disability, or retirement, or the occurrence of a Change in Control (subject to the requirements of Article 11 in the case of Qualified Performance-Based Awards), and (ii) the Committee may grant Full-Value Awards, Options and SARs covering 10% or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirements.
ARTICLE 6
ELIGIBILITY
6.1.    GENERAL. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E).
ARTICLE 7
STOCK OPTIONS
7.1.    GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a)    Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.9) shall not be less than the Fair Market Value as of the Grant Date.
(b)    Prohibition on Repricing. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, or otherwise, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.
(c)    Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Sections 5.5 and 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.
(d)    Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.
(e)    Exercise Term. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.
(f)    No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(g)    No Dividend Equivalents. No Option shall provide for Dividend Equivalents.
7.2.    INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1.    GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a)    Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of: (i) the Fair Market Value of one Share on the date of exercise; over (ii) the base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.
(b)    Prohibition on Repricing. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, or otherwise, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.
(c)    Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, subject to Section 5.5, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)    No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
(e)    No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.
(f)    Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.
ARTICLE 9
RESTRICTED STOCK AND STOCK UNITS
9.1.    GRANT OF RESTRICTED STOCK AND STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.
9.2.    ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter, subject to Section 5.5. ~~Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a~~ A Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.
9.3.    DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof~~), (iii)~~) until the date upon which the host Award becomes vested, (iii) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant, or (iv) in the case of Restricted Stock that is ~~not subject to performance based vesting~~vested, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends with respect to a Restricted Stock Award that is subject to ~~performance-based~~ vesting be paid or distributed until the ~~performance-based~~ vesting provisions of such underlying Restricted Stock ~~lapse.~~Award are satisfied.
9.4.    FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
9.5.    DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
ARTICLE 10
PERFORMANCE AWARDS
10.1.    GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.
10.2.    PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company- wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the proposed modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.
ARTICLE 11
QUALIFIED PERFORMANCE-BASED AWARDS
11.1.    OPTIONS AND SARS. The provisions of the Plan are intended to enable Options and SARs granted hereunder to any Covered Employee to qualify for the Section 162(m) Exemption.
11.2.    OTHER AWARDS. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	revenue;

•	gross margin;

•	EBITDA;

•	return on equity;

•	return on investment;

•	return on capital employed;

•	return on net assets;

•	return on revenues;

•	operating income;

•	performance value added (as defined by the Committee at the time of selection);

•	pre-tax profits;

•	net income;

•	net income per Share;

•	working capital as a percent of net revenues;

•	net cash provided by operating activities;

•	market price per Share;

•	total shareholder return;

•
key operational measures, which shall be deemed to include new customer origination, customer penetration, customer satisfaction, employee safety, market share, plant utilization, cost containment, and cost structure reduction;

•	cash flow or cash flow per share;

•	net asset value or net asset value per share;

•	production volumes;

•	sales growth;

•	earnings per share;

•	cash from operations;

•	patent filings; and

•	product and technology developments and improvements.
Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may but need not be determinable in conformance with generally accepted accounting principles.
11.3.    PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.
11.4.    INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
11.5.    CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.
11.6.    AWARD LIMITS. Section 5.4 sets forth, with respect to any one 12-month period, (i) the maximum number of time-vesting Options or SARs that may be granted to any one Participant, (ii) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares, and (iii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock.
ARTICLE 12
DIVIDEND EQUIVALENTS
12.1.    GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder~~,~~ (other than Awards of Restricted Stock, which are governed by Section 9.3 hereof), subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee~~,~~, but shall be subject to the same restrictions and risk of forfeiture as the underlying host Award. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested~~,~~ or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant~~, or (iii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant's right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture)~~ . Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents with respect to a ~~Performance~~Full-Value Award be paid or distributed until the ~~performance-based~~ vesting provisions of the ~~Performance~~underlying Full-Value Award ~~lapse~~are fulfilled.
ARTICLE 13
STOCK OR OTHER STOCK-BASED AWARDS
13.1.    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation (but subject to the last sentence of Section 5.5) Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 14
PROVISIONS APPLICABLE TO AWARDS
14.1.    AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
14.2.    FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.
14.3.    LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any party. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.
14.4.    BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Company.
14.5.    STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
14.6.    EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.6 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.
(a)    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
(b)    Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7.    ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.6 above, and subject to Section 5.5 and Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.7.
14.8.    FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.
14.9.    SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 15
CHANGES IN CAPITAL STRUCTURE
15.1.    MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
15.2.    DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
15.3.    GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 16
AMENDMENT, MODIFICATION AND TERMINATION
16.1.    AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Without the prior approval of the shareholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.
16.2.    AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a)    Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b)    The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;
(c)    Except as otherwise provided in Article 15, without the prior approval of the shareholders of the Company: (i) the exercise price or base price of an Option or SAR may not be reduced, directly or indirectly, (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and
(d)    No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
16.3.    COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 17
GENERAL PROVISIONS
17.1.    RIGHTS OF PARTICIPANTS.
(a)    No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
(b)    Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
(c)    Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.
(d)    No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
17.2.    WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3.    SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
(a)    General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)    Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.
(c)    Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.
(d)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3 (j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six- month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(e)    Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)    Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60- day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
(g)    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
17.4.    UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.
17.5.    RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
17.6.    EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
17.7.    TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
17.8.    GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
17.9.    FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
17.10.    GOVERNMENT AND OTHER REGULATIONS.
(a)    Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)    Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
17.11.    GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Florida.
17.12.    SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
17.13.    NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.
The foregoing is hereby acknowledged as being the FARO Technologies, Inc. 2014 Incentive Plan as adopted by the Board on ~~_______________,~~April 15, 2014 and by the shareholders on ~~_______________,~~May 29, 2014, and as amended by the Board on ____________, 2018 and the shareholders on _______________, 2018.
FARO TECHNOLOGIES, INC.

By:
Its:

FARO TECHNOLOGIES, INC.
ATTN: JODY GALE
250 TECHNOLOGY PARK
LAKE MARY, FL 32746

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Lynn Brubaker   02 Jeffrey A. Graves, PhD   03 Simon Raab, PhD

The Board of Directors recommends you vote FOR proposals 2, 3, and 4,

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000369820_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap are available at www.proxyvote.com

FARO TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 11, 2018 9:00 AM, EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Dr. Simon Raab, President and CEO, and Jody S. Gale, Senior Vice President, General Counsel & Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 11, 2018, at FARO Technologies, Inc., 250 Technology Park, Lake Mary, FL 32746, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" each of the director nominees listed in Proposal 1, and "FOR" Proposals 2, 3 and 4.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000369820_2 R1.0.1.17